UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. __)

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☑Definitive Proxy Statement

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☐Soliciting Material Pursuant to §240.14a-12

Steven Madden, Ltd.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Dear Shareholders,

After a challenging 2014, Steve Madden bounced back in 2015. We successfully capitalized on new fashion footwear trends, recorded strong growth in our retail / e-commerce business, made significant progress in building our newly acquired Dolce Vita and Blondo brands and further expanded our international presence. Our financial performance improved as the year progressed, and we finished the year with net sales of $1.4 billion and diluted EPS of $1.85, each up 5% from 2014.

Driving Improvement in Our Retail Segment

Entering 2015, our top priority was turning around our retail business, which had struggled in 2014 as we faced a difficult environment with a lack of significant fashion footwear trends. A year later, we’re proud to say that we executed on our goal, and our retail business is back on track. Steve and his design team did an outstanding job of creating fashion-forward products that resonated with our customers – with particular strength in the dress shoe and fashion sneaker categories – and the on-trend merchandise assortment led to a dramatic improvement in performance in our retail segment. Despite headwinds from a soft retail environment, the West Coast port slowdown in the first half and the unfavorable weather in the back half, our retail comparable store sales increased 11% for the year, and operating margin for our retail business expanded 260 basis points.

Integrating and Building Our New Brands

Another highlight in 2015 was the outstanding progress we made with the newest additions to our brand portfolio, Dolce Vita and Blondo. When we acquired Dolce Vita in August 2014, the business was unprofitable, but we saw a clear path to profitability and great potential in the Dolce Vita brand. Shortly after completing the acquisition, we closed ancillary businesses including men’s brand JD Fisk and juniors brand DV8. In Spring 2015, we discontinued diffusion brand DV, which we have since relaunched as an exclusive brand at Target. While these actions reduced sales in the short-term, they enabled us to focus our efforts on the flagship brand Dolce Vita, which has strong brand equity, a unique positioning in the marketplace and significant untapped potential. The strategy has already paid dividends. We have expanded and strengthened the Dolce Vita product offering while maintaining the brand’s elevated contemporary positioning, and the response from customers has been outstanding. The brand was a clear outperformer in a difficult retail environment in Fall 2015, and the momentum has continued into the first part of 2016. We have also made a number of significant operational improvements in the business. Through increased initial mark-ups, improved inventory management and better control of markdown allowances, we have driven dramatic gross margin improvement. The gross margin expansion, combined with cost-cutting efforts that have substantially reduced operating expenses, enabled the business to improve from an operating loss in 2014 to a 7% operating margin in 2015.

In January 2015, we acquired Blondo, a waterproof boot brand based in Canada with a heritage that dates back over a century. Prior to the acquisition, approximately 70% of Blondo’s business was in Canada, and the primary rationale for the transaction was the growth opportunity we saw for the business in the United States. After acquiring the business, we leveraged our strong customer relationships to significantly expand Blondo’s presence in its existing U.S. accounts and to introduce the brand in a number of new accounts. Overall, Blondo’s U.S. business increased approximately 50% in 2015, a notable achievement in light of the unfavorable weather that we experienced in the back half of the year.

Expanding Our International Business

One of our most important long-term initiatives is growing our business in international markets, and we made significant progress in this area in 2015. In late December 2014, we acquired SM Mexico, our former distributor in Mexico. The SM Mexico business had an outstanding first year under our ownership, with retail comparable store sales in excess of 20% and wholesale sales up 50% in local currency. Our distributor business was also strong, with net sales to international distributors growing 23% on the strength of robust gains in Asia and the Middle East. Overall, international sales increased 33% in 2015.

Returning Capital to Shareholders

Finally, in 2015 we continued to demonstrate our commitment to returning capital to shareholders. During the year, we repurchased 3.7 million shares, or approximately 6% of the Company, for a total of $136 million. Since 2013, we have repurchased approximately $380 million of our common stock.

Looking Ahead

Overall, 2015 was a strong year for Steve Madden, as we rebounded after a challenging 2014 and also made significant progress on our key growth initiatives. As we look ahead, we are pleased with the momentum in our business and are optimistic that the strength of our brands and our business model will enable us to generate sales and earnings gains. We remain firm in our belief that continuing our laser focus on developing outstanding products and delivering them to the market in a timely fashion will enable us to capitalize on the many opportunities in our business in 2016 and beyond.

Our success is the direct result of the efforts of our exceptional team. We thank them for their hard work and dedication, and we thank you, our shareholders, for your continued support.

Sincerely,

EDWARD ROSENFELD
CHIEF EXECUTIVE OFFICER

AWADHESH SINHA
CHIEF OPERATING OFFICER

ARVIND DHARIA
CHIEF FINANCIAL OFFICER

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 27, 2016

TO THE STOCKHOLDERS:

The Annual Meeting of Stockholders (the “Annual Meeting”) of Steven Madden, Ltd. (the “Company”) will be held on Friday, May 27, 2016, at the Company’s showroom located at 1370 Avenue of the Americas, 14th Floor, New York, New York at 10:00 a.m., local time, for the purposes stated below:

1.	to elect eight (8) directors to the Board of Directors of the Company;
2.	to ratify the appointment of EisnerAmper LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016;
3.	to approve, on a non-binding advisory basis, the compensation of certain executive officers as disclosed in the accompanying proxy statement; and
4.	to transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

Only those stockholders of record at the close of business on April 1, 2016, the record date for the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. Stockholders of record at the close of business on April 1, 2016, the record date for the Annual Meeting, will be admitted to the Annual Meeting upon presentation of valid, government-issued photo identification, such as a driver’s license. Stockholders who own shares of the Company’s common stock beneficially through a bank, broker or other nominee will be admitted to the Annual Meeting upon presentation of valid, government-issued photo identification and proof of ownership or a valid proxy signed by the record holder. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership. If you own shares of the Company’s common stock beneficially and want to vote in person at the Annual Meeting, you should contact your broker or applicable agent in whose name the shares are registered to obtain a broker’s proxy and bring it to the Annual Meeting in order to vote.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 27, 2016: THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT, ANNUAL REPORT, ELECTRONIC PROXY CARD AND ANY OTHER MATERIALS CONCERNING THE ANNUAL MEETING, TOGETHER WITH ANY AMENDMENTS TO ANY OF THESE MATERIALS, ARE AVAILABLE ON THE INTERNET AT WWW.PROXYVOTE.COM.

BY ORDER OF THE BOARD OF DIRECTORS
April 8, 2016
Long Island City, New York
Arvind Dharia
Secretary

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE MARK, DATE AND SIGN THE ACCOMPANYING FORM OF PROXY AND MAIL IT PROMPTLY IN THE ENVELOPE PROVIDED TO: VOTE PROCESSING, C/O BROADRIDGE, 51 MERCEDES WAY, EDGEWOOD, NEW YORK 11717. ALTERNATIVELY, YOU MAY VOTE YOUR SHARES BY TELEPHONE OR THROUGH THE INTERNET AS DESCRIBED ON THE ACCOMPANYING PROXY CARD.

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STEVEN MADDEN, LTD.

52-16 Barnett Avenue

Long Island City, New York 11104

PROXY STATEMENT

GENERAL INFORMATION

The Board of Directors of Steven Madden, Ltd. requests your proxy in connection with the Annual Meeting of Stockholders (the “Annual Meeting”) of Steven Madden, Ltd. (the “Company”, “we” or “us”). The Annual Meeting will be held at the Company’s showroom located at 1370 Avenue of the Americas, 14th Floor, New York, New York on Friday, May 27, 2016 at 10:00 a.m., local time. Proxies also may be voted at any adjournments or postponements of the Annual Meeting.

On or about April 8, 2016, a notice containing instructions on how to access this Proxy Statement, the accompanying proxy card and related materials online is being mailed to holders of record of common stock, $.0001 par value, of the Company (the “Common Stock”) at the close of business on April 1, 2016 (the “Record Date”). The Company’s Annual Report for the fiscal year ended December 31, 2015 (the “2015 Fiscal Year”), including audited financial statements, is included in the materials that are accessible online. This Proxy Statement contains information about the Annual Meeting as well as information regarding the voting process, director elections, our corporate governance programs and executive and director compensation, among other things. We recommend that you read all of these materials.

The Annual Meeting has been called to consider and take action on the following proposals:

•	to elect eight (8) directors to the Board of Directors of the Company to serve until the next annual meeting of the Company’s stockholders;
•	to ratify the appointment of EisnerAmper LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016;
•	to approve, on a non-binding advisory basis, the compensation of certain executive officers as disclosed in this Proxy Statement; and
•	to transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

The Board of Directors knows of no other matters to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named in the proxy will vote on such other matters and/or for other nominees for director in accordance with their best judgment. The Company’s Board of Directors recommends that the stockholders vote “FOR” each of the proposals. Only holders of record of Common Stock of the Company at the close of business on the Record Date will be entitled to vote at the Annual Meeting.

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The Company is incorporated in the State of Delaware. The principal executive offices of the Company are located at 52-16 Barnett Avenue, Long Island City, New York 11104 and the telephone number of the Company is (718) 446-1800.

Notice of Internet Availability of Proxy Materials

We continue to take advantage of the Securities and Exchange Commission (the “SEC”) “e-proxy” rules allowing us to furnish proxy materials through the Internet for the benefit and convenience of our stockholders. By using the e-proxy rules, we can expedite the receipt by stockholders of proxy materials while lowering the costs and reducing the environmental impact associated with our Annual Meeting. On or about April 8, 2016, we will furnish a Notice of Internet Availability of Proxy Materials (the “Availability Notice”) to most of our stockholders containing instructions on how to access the proxy materials and to vote online. In addition, instructions on how to request a printed copy of these materials will be found on the Availability Notice. If you received an Availability Notice by mail, you will not receive a paper copy of the proxy materials unless you request such materials by following the instructions contained in the Availability Notice.

For more information on voting your Common Stock, please refer to the following “Questions and Answers” section.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

1. What is included in the proxy materials? What is a proxy statement and what is a proxy?

The proxy materials for our Annual Meeting include the Notice of Annual Meeting, this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2015. If you received a paper copy of these materials, the proxy materials also include a proxy card or voting instruction form.

A proxy is the delegation of your right to vote the Common Stock you own to another person, who is called your proxy. When you designate someone as your proxy in a written document, that document is called a proxy or a proxy card. SEC regulations require that we furnish a proxy statement to you when we ask you to sign a proxy designating individuals to vote your shares of Common Stock on your behalf. We have designated our officers Edward R. Rosenfeld and Arvind Dharia as proxies for the Annual Meeting.

2. Who may vote at the Annual Meeting?

Only stockholders of record are entitled to vote at the Annual Meeting. A stockholder of record is a stockholder of the Company as of the close of business on the Record Date. On the Record Date, there were 61,995,078 shares of our Common Stock outstanding (excluding treasury shares) held by approximately 123 registered holders of record and 17,557 beneficial owners.

3. What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with the Company’s registrar and transfer agent, American Stock Transfer & Trust Company, you are a “stockholder of record” with respect to those shares and, in such case, this Proxy Statement and the accompanying proxy materials have been provided directly to you by the Company. If your shares are held in a stock brokerage account or by a bank or nominee, your shares are held in “street name” and you are considered the “beneficial owner” of those shares and, in such case, this Proxy Statement and the accompanying proxy materials have been provided to you by your broker, bank or other stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other stockholder of record how to vote your shares held in “street name.”

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4. What is considered a quorum to conduct the Annual Meeting?

The presence, in person or by proxy, of the holders of a majority of the shares eligible to vote is necessary to constitute a quorum for the purpose of transacting business at the Annual Meeting. Under Delaware law (under which the Company is incorporated), abstentions and broker non-votes (meaning proxies from brokers, banks or nominees indicating that such persons have not received instructions on how to vote from the beneficial owner or other persons eligible to vote shares as to matters with respect to which the brokers, banks or nominees do not have discretionary power to vote) are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. If a quorum is not present, the Annual Meeting may be adjourned until a quorum is obtained.

5. What is a “broker non-vote”?

As discussed in the response to question 3, if your shares are held in “street name” by a broker, bank or other nominee, your broker, bank or other nominee is the record holder; however, the broker, bank or other nominee is required to vote the shares in accordance with your instructions. If you do not give instructions to your broker, bank or other nominee, as the case may be, the broker, bank or other nominee may, if permitted by the organizations of which it is a member, exercise discretionary voting power to vote your shares. A “broker non-vote” occurs when a broker, bank or other nominee of record holding shares for a beneficial owner has not received voting instructions from the beneficial owner and either chooses not to vote the shares on a particular proposal as to which the holder has discretionary voting power or does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item. Broker non-votes are considered present in determining whether a quorum is present.

If you hold your shares in “street name,” we strongly encourage you to provide instructions regarding the voting of your shares as your broker, bank or other nominee cannot vote your shares with respect to certain of the proposals being presented at the Annual Meeting without voting instructions from you.

6. How many votes do I have? What shares are included on the proxy card?

For each share of Common Stock that you own on the Record Date you are entitled to one vote on each matter presented at the Annual Meeting.

If you are a record holder, you will receive an Availability Notice or proxy card for all of the shares of Common Stock you hold in certificate form, in book-entry form and in any Company benefit plan. If you are a beneficial owner, you will receive information containing voting instructions from the broker, bank or other nominee through which you own your shares of Common Stock.

7. How many votes are required to approve each proposal and what is the effect of abstentions and broker non-votes?

Proposal One (Election of Directors): Under Delaware law, directors are elected by the affirmative vote of a plurality of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote. This means that the director nominees who receive the greatest number of affirmative votes cast are elected as directors, subject to our Director Election (Majority Voting) Policy discussed in Proposal One below.

Proposal Two (Ratification of Appointment of EisnerAmper LLP): The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required to approve the ratification of the appointment of EisnerAmper LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016.

Proposal Three (Non-Binding Advisory Vote on Executive Compensation): The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required to approve, on a non-binding advisory basis, the compensation of the Company’s Named Executive Officers as described in this Proxy Statement.

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Other Matters: If any other matters are presented at the Annual Meeting, they must receive the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote in order to be approved.

Abstentions will have no effect on the election of directors, but will be treated as present and entitled to vote on the remaining proposals and, therefore, abstentions will have the effect of votes “AGAINST” such proposals.

Proposal One (Election of Directors) will be decided by a plurality of the votes of the shares represented in person or by proxy. The approval of each of Proposals Two (Ratification of EisnerAmper LLP) and Three (Advisory Vote on Executive Compensation) requires a favorable vote of a majority of the shares present and entitled to vote on the applicable matter. As noted above, an abstention will have no effect on the election of directors but will have the same effect as a vote “AGAINST” each other proposal. Broker non-votes with respect to Proposals One, Two and Three will have no effect on the outcome of the vote with respect to that proposal.

8. How can I vote my shares?

Your vote is important. Your shares can be voted at the Annual Meeting only if you are present in person or represented by proxy. Even if you plan to attend the Annual Meeting, we urge you to authorize your proxy in advance. You may vote your shares by authorizing a proxy over the Internet or by telephone. In addition, if you received a paper copy of the proxy materials by mail, you can also submit a proxy by mail by following the instructions on the proxy card. Voting your shares by authorizing a proxy over the Internet, by telephone or by written proxy card will ensure your representation at the Annual Meeting regardless of whether you attend in person.

If you are the record holder of your shares, please authorize your proxy electronically by going to the http://www.proxyvote.com website or by calling the toll-free number listed below and on the proxy card. Please have your Proxy Statement or proxy card in hand when going online or calling. If you authorize your proxy via the Internet or by phone you do not need to return your proxy card. If you choose to authorize your proxy by mail, simply mark your proxy card and then date, sign and return it in the postage-paid envelope provided.

VOTE BY INTERNET http://www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information.	VOTE BY PHONE 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions.

VOTE BY MAIL

Vote Processing, c/o Broadridge
51 Mercedes Way
Edgewood, New York 11717

If you receive paper proxy materials, mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to the address shown above.

If you hold your shares beneficially in “street name” through a broker or nominee you may be able to authorize your proxy by telephone or the Internet as well as by mail, but you will need to obtain and follow instructions from your broker or nominee to vote these shares.

9. May I revoke my proxy for the Annual Meeting once I have given it?

You may revoke your proxy at any time before it is voted at the Annual Meeting by:

•	properly executing and delivering a later dated proxy (including a telephone or Internet proxy authorization);
•	voting by ballot at the Annual Meeting; or
•	sending a written notice of revocation to the Corporate Secretary of the Company at Steven Madden, Ltd., 52-16 Barnett Avenue, Long Island City, New York 11104.
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10. How does the Board of Directors recommend that I vote my shares?

The Board of Directors of the Company recommends that you vote:

•	“FOR” the election of each of the eight director nominees;
•	“FOR” the ratification of the appointment of EisnerAmper LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016; and
•	“FOR” the approval, on a non-binding advisory basis, of the executive compensation of the Company’s Named Executive Officers, as disclosed in this Proxy Statement.

ALL PROXIES RECEIVED WILL BE VOTED IN ACCORDANCE WITH THE CHOICES SPECIFIED ON SUCH PROXIES. PROXIES WILL BE VOTED IN FAVOR OF A PROPOSAL IF NO CONTRARY SPECIFICATION IS MADE. ALL VALID PROXIES OBTAINED WILL BE VOTED AT THE DISCRETION OF THE PERSONS NAMED IN THE PROXY WITH RESPECT TO ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. AS NOTED ABOVE, IF YOU HOLD YOUR SHARES BENEFICIALLY THROUGH A BROKER, BANK OR OTHER NOMINEE AND FAIL TO PROVIDE SPECIFIC VOTING INSTRUCTIONS TO THAT BROKER, BANK OR OTHER NOMINEE, YOUR SHARES WILL NOT BE VOTED IN THE ELECTION OF DIRECTORS OR WITH RESPECT TO THE ADVISORY VOTE ON EXECUTIVE COMPENSATION.

11. Who will bear the expenses of this solicitation and how are proxies being solicited?

The Company will pay the costs of soliciting proxies, including preparing, printing and mailing this Proxy Statement, any exhibits hereto and the proxies solicited hereby. In addition to the use of the mails, proxies may be solicited on the Company’s behalf by officers, directors and employees of the Company, without additional remuneration, by personal interviews, telephone or electronic transmission. The Company will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of Common Stock held of record by them and will provide reimbursements for the cost of forwarding the material in accordance with customary charges. The Company has entered into an agreement with D.F. King & Co., Inc. to assist in the solicitation of proxies and provide related advice and informational support. The total expense of this engagement, which will be borne by the Company, including customary disbursements, is not expected to exceed $20,000 in the aggregate.

12. How will the voting results be reported?

The preliminary results of the voting on the proposals will be reported at the Annual Meeting. The final certified results will be reported in a Current Report on Form 8-K that will be filed with the SEC within four business days following the Annual Meeting.

13. How do I submit a proposal for action at the Company’s 2017 Annual Meeting of Stockholders?

In accordance with rules promulgated by the SEC, any stockholder who wishes to submit a proposal for inclusion in the proxy materials to be distributed by the Company in connection with the 2017 Annual Meeting of Stockholders of the Company (the “2017 Annual Meeting”) must do so no later than December 8, 2016. In addition, in accordance with Article I, Section 7(f) of the Company’s Amended and Restated By-Laws (the “By-Laws”), in order to be properly brought before the 2017 Annual Meeting, a matter must be either (i) specified in the notice of such meeting given by or at the direction of the Board of Directors (or any duly authorized committee thereof), (ii) otherwise properly brought before such meeting by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (iii) specified in a notice in proper written form given by a stockholder of record on the date of the giving of the notice and on the record date for such meeting, which notice conforms to the requirements of Article I, Section 7(f) of the By-Laws and is delivered to, or mailed and received at, the Company’s principal executive offices not less than 120 days nor more than 150 days prior to the first anniversary of the date of the Company’s 2016 Annual Meeting. Accordingly, any written notice given by or on behalf of a stockholder pursuant to the foregoing clause (iii) in connection with the 2017 Annual Meeting must be received no later than January 27, 2017 and no earlier than December 28, 2016. In addition, for business to be properly brought before the 2017 Annual Meeting by a stockholder pursuant to the foregoing clause (iii), such stockholder shall have complied with any other applicable requirements, including, but not limited to, the requirements of Rule 14a-8 promulgated by the SEC.

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PROPOSAL ONE:

ELECTION OF DIRECTORS

The Company’s By-Laws provide that the Board of Directors of the Company shall be comprised of a minimum of one director and that, subject to this limitation, the number of directors may be fixed from time to time by action of the directors. The Company’s Board of Directors has fixed the number of directors to comprise the Board of Directors at eight directors and the Board of Directors presently is comprised of eight directors. Directors serve a one-year term and the term of each of the directors will expire at the Annual Meeting.

Stockholder Nominations for Board Membership

The Nominating/Corporate Governance Committee of the Board of Directors recommends to the Board director candidates for nomination and election at each annual meeting of stockholders or for appointment to fill vacancies on the Board. The Nominating/Corporate Governance Committee will review and evaluate the qualifications of proposed director candidates recommended to it from various sources, including candidates proposed by stockholders of the Company in accordance with the procedures established for that purpose. In accordance with Article II, Section 5 of the By-Laws, director nominations for the 2017 Annual Meeting can only be made by a stockholder of the Company who (i) is a stockholder of record on the date of the giving of the notice of such director nominations and on the record date for the determination of stockholders entitled to vote at the 2017 Annual Meeting and (ii) complies with the notice requirements and procedures set forth in Article II, Section 5 of the By-Laws. A stockholder’s notice to the Corporate Secretary with respect to any such nominations must be timely and in proper written form pursuant to Article II, Section 5 of the Company’s By-Laws, including containing certain information concerning the nominating or proposing stockholder and certain information concerning the nominee, and the notice must be delivered to, or mailed and received at, the Company’s principal executive offices not less than 120 days nor more than 150 days prior to the first anniversary of the date of the Company’s 2016 Annual Meeting. Accordingly, any written notice given by or on behalf of a stockholder pursuant to Article II, Section 5 of the Company’s By-Laws in connection with the 2017 Annual Meeting must be received no later than January 27, 2017 and no earlier than December 28, 2016.

Nominees for Election to the Board of Directors

Upon recommendation of the Nominating/Corporate Governance Committee of the Board of Directors, the Board of Directors has nominated and is recommending to the stockholders the election of each of the eight nominees named below to serve as a director of the Company until the next annual meeting of the Company’s stockholders and until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal from office. Seven of the nominees were elected directors at last year’s Annual Meeting of Stockholders. At a meeting of the Board of Directors of the Company held on February 22, 2016, upon the recommendation of the Nominating/ Corporate Governance Committee, the Board of Directors of the Company appointed Amelia Newton Varela, the President of the Company, to fill the vacancy on the Board of Directors created by the passing of Board member John Madden, who served as a director of the Company for over 20 years. Ms. Varela’s appointment to the board became effective immediately. Ms. Varela and each of the other director nominees has agreed to be named in this Proxy Statement and to serve if elected.

The names and biographical summaries of the eight persons who have been recommended by the Nominating/ Corporate Governance Committee of the Board of Directors and nominated by the Board of Directors to stand for election at the Annual Meeting are provided below for your information.

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Our Board of Directors is responsible for overseeing our business in a manner consistent with the Board’s fiduciary duty to our stockholders. This significant responsibility requires that our directors consist of individuals who are well-qualified for service on our Board and its committees and demonstrate a commitment to the success of the Company and to service in the best interests of our stockholders. The Board and the Nominating/Corporate Governance Committee select nominees with a view to establishing a Board of Directors that is comprised of individuals who have extensive business leadership experience, are independent, bring diverse perspectives to the Board, possess high ethical standards and sound business judgment and acumen and a willingness to devote the time necessary for the Board to effectively fulfill its responsibilities. We believe that all of the director nominees possess these qualifications and provide the Board with a full complement of knowledge, business skills and expertise for the effective management of our Company. In addition to these general qualifications, provided below for each nominee for director is a discussion of the experience, qualifications, attributes and skills that led to the Board’s conclusion that the nominee should serve as a director.

Name	Principal Occupation	Age	Year Became a Director
Edward R. Rosenfeld	Chairman of the Board and Chief Executive Officer, Steven Madden, Ltd.	40	2008

Rose Peabody Lynch	Owner of Marketing Strategies, LLC, New York based consulting firm of which she is founder and President, which focuses on strategic marketing and operating issues for small to medium-sized companies	66	2014

Peter Migliorini	Sales Manager, Greschlers, Inc., a building supplies company	67	1996

Richard P. Randall	Retired Executive Vice President and Chief Financial Officer, Direct Holdings Worldwide, LLC, the parent company of Lillian Vernon Corp., a catalog and online retailer of gifts and household goods, and Time-Life, a music and video marketing company	78	2006

Ravi Sachdev	Partner, Clayton Dubilier & Rice, LLC	39	2008

Thomas H. Schwartz	Owner, Sumner and Forge Investors LLC, a real estate investment and property management company	68	2004

Robert Smith	Chief Merchandising Officer, Haddad Brands, a global children’s apparel and accessories licensing partner for iconic American brands such as Levi’s, Hurley, Nike, Jordan and Converse	50	2014

Amelia Newton Varela	President, Steven Madden, Ltd.	44	2016

Additional Information About the Director Nominees

Other Public Company Directorships

Two of our directors also currently serve as directors of other public companies:

•	Mr. Rosenfeld is a director and member of the Audit Committee of PVH Corp., one of the world’s largest apparel companies.
•	Mr. Randall serves as a director and member of the Audit Committee of P&F Industries Inc., a manufacturer and importer of tools sold principally to the industrial, retail and automotive markets.
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Other Employment Information

Each of our directors has been engaged in the principal occupation indicated in the foregoing table for more than the past five years, with the exceptions of Mr. Smith and Mr. Sachdev. Mr. Smith has held his position with Haddad Brands since 2013. Prior thereto, from 2010 to 2012, Mr. Smith served as Executive Vice President, Merchandising for Limited Brands, at Victoria’s Secret Direct, the largest direct-to-consumer women’s apparel retailer in the United States. From 1998 through 2010, Mr. Smith held various senior merchandising positions at Macy’s Inc. beginning with Vice President, Merchandise Manager, Macy’s West and culminating with Executive Vice President, Merchandising for Juniors, Kids, Intimate Apparel, Dresses, Suits, Coats and Swimwear. Mr. Sachdev has been a partner of Clayton Dubilier & Rice, LLC since 2015. Previously, from November 2010, he served as a Managing Director and Co-Head of Healthcare Services at J.P. Morgan.

Specific Qualifications, Attributes, Skills and Experience of Director Nominees

Edward R. Rosenfeld has served as Chairman of the Board since August 2008 and has been a director of the Company since February 2008. Mr. Rosenfeld, who joined our executive management team in May 2005, has more than 18 years of experience focused on the retail, apparel and footwear industries and possesses particular knowledge of and experience in the industry that strengthens the Board’s collective qualifications, skills and experience. His background in finance and his analytical skills gained through his years as a Vice President with Peter J. Solomon Company, an investment banking boutique, where he specialized in mergers and acquisitions in the retail, apparel and footwear industries, provide the Board with insight and guidance with respect to, among other things, strategic business development matters. Mr. Rosenfeld has strong leadership skills and an in-depth understanding of the Company and its goals from his positions as the Chairman of the Board and Chief Executive Officer. Mr. Rosenfeld serves as a director and member of the Audit & Risk Management Committee of PVH Corp., one of the world’s largest apparel companies.

Rose Peabody Lynch has served as a director of the Company since April 2014 and as a member of the Audit Committee and the Compensation Committee since June 2014. She possesses over 30 years of business experience, including tenures as the President and in other senior executive officer positions of major companies in the beauty and fashion industries, and has extensive executive level financial and operating experience. Her experience serving as a director and as a senior executive for a range of companies, including Victoria’s Secret, Trowbridge Gallery (a supplier of fine art to the interior design trade) and Danskin, Inc., a leading manufacturer of women’s dance and active wear, enhances the Board’s leadership and oversight capabilities. Ms. Lynch has served on a number of boards, including The Harmony Group-LeRoi Princeton (a manufacturer of children’s apparel), Salant Corporation (Perry Ellis Menswear) and Frederick’s of Hollywood (a retailer of women’s apparel and lingerie). She was a member of the Audit and Nominating and Governance Committees during her tenure at Salant and chaired the Compensation Committee during her tenure on the board of Frederick’s of Hollywood. In addition, Ms. Lynch has held leadership positions with a variety of charities and currently serves as a director of S.O.S. Children’s Villages, the U.S. arm of an international non-profit organization dedicated to providing assistance to children. She currently serves on the Board of Directors of the Princeton University Varsity Club, is President of her Princeton University class and serves on the Executive Committee of the Princeton University Alumni Council. She is a new Member of the Board of Trustees of Concord Academy in Concord, Massachusetts. Ms. Lynch is also a member of the Women and Foreign Policy Advisory Council at the Council on Foreign Relations.

Peter Migliorini has served as a director of the Company since October 1996 and has served on the Company’s Audit Committee since October 1996, the Nominating/Corporate Governance Committee, as its Chair, since July 2004 and the Compensation Committee, as its Chair, since July 2004. Mr. Migliorini is also Presiding Director over all executive sessions of the independent directors. Mr. Migliorini possesses extensive executive level financial, sales and operations experience. Prior to serving as sales manager for Greschlers, Inc., from 1987 to 1994, Mr. Migliorini served as Director of Operations for Mackroyce Group, a construction company. Earlier, Mr. Migliorini held various positions of increasing responsibility from Assistant Buyer to Chief Planner/Coordinator for several shoe companies, including Meldisco Shoes, Perry Shoes and Fasco Shoes. His numerous years of business experience at various levels and in various industries provide the Board with a measure of practical orientation regarding the Company’s operations and growth endeavors. Mr. Migliorini’s early experience in the shoe industry also provides relevant knowledge and expertise in the Company’s specific industry.

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Richard P. Randall has served as a director of the Company since April 2006 and has served on the Company’s Audit Committee, as its Chair, since 2006, and on the Nominating/Corporate Governance Committee since September 2008. Mr. Randall has decades of business experience, including tenures as Chief Financial Officer and Chief Operating Officer of both publicly traded and privately held companies in the retail industry, including Direct Holdings Worldwide, LLC, the parent company of Lillian Vernon Corp. and Time-Life, a music and video marketing company, and, prior thereto, Coach, Inc., a luxury leather goods company. Mr. Randall possesses extensive knowledge of accounting and finance, the retail industry and the issues impacting a publicly traded company. Mr. Randall has extensive executive level experience establishing his capabilities in management of complex organizations and is a certified public accountant. His expertise in finance qualifies him to serve as the Audit Committee “audit committee financial expert” and his service on the boards and board committees of other companies has allowed him to gain broad-based experience and sensitivity regarding best practices, which he shares with the Board. Mr. Randall also provides a perspective on proper governance for public companies. He currently serves as a member of the board of directors and Audit Committee of P&F Industries, Inc., a manufacturer and importer of tools sold principally to the industrial, retail and automotive markets, as well as residential hardware and, until December 31, 2014, served as a member of the board of directors and chair of the Audit and Risk Committee of Aceto Corporation, a generic pharmaceutical, nutraceutical and chemical distribution company. Mr. Randall is a former director and member of the Executive, Finance, Audit and Research Committees of The Burke Rehabilitation Hospital (“Burke”). He currently serves as a Member Emeritus of Burke’s Executive Committee and retains a board seat on The Burke Foundation’s board. Mr. Randall served as a director and chair of the Audit Committee of Universal Travel Group, a travel services provider in the People’s Republic of China, and of Home Systems Group, a manufacturer and distributor of household appliances in the People’s Republic of China, from 2007 until 2008 when he resigned from these boards.

Ravi Sachdev has been a director of the Company since September 2008 and has served on the Company’s Audit Committee since September 2008. As a Partner of the private equity firm Clayton Dubilier & Rice, LLC since June 2015, Mr. Sachdev focuses on the healthcare sector. Earlier, Mr. Sachdev was a Managing Director and Co-Head of Healthcare Services at J.P. Morgan from November 2010 and prior to that held the positions of Managing Director at Deutsche Bank Securities, Inc. from January 2009 until November 2010 and Director at Deutsche Bank from January 2007 until January 2009. Prior to joining Deutsche Bank in 2006 as a Vice President, Mr. Sachdev served as a Vice President at Peter J. Solomon Company, an investment banking boutique, specializing in mergers and acquisitions in the healthcare sector, from 1998 to 2006. Mr. Sachdev possesses knowledge of finance and the financial analytics used to measure business performance. His 18 years of professional experience in investment banking and private equity brings to the Board a thorough understanding of the financial issues affecting public companies and greater insights in business valuation together with a practical orientation with respect to acquisitions and integrations. Mr. Sachdev also serves on the Board of Directors of Healogics, a leading provider of wound healing services, and Vets First Choice, a veterinary internet pharmacy.

Thomas H. Schwartz has served as a director of the Company since May 2004 and has served on the Company’s Compensation Committee since July 2004. With more than twenty years of experience as a Managing Director of Helmsley-Spear, Inc. and seven years as the owner of his own real estate investment firm, Mr. Schwartz brings to the Board extensive executive level experience in handling operations issues and practical expertise in management.

Robert Smith has served as a director of the Company since April 2014 and as a member of the Compensation Committee and the Nominating/Corporate Governance Committee since June 2014. Prior to his current and former positions with Haddad Brands and Victoria’s Secret Direct, respectively, Mr. Smith held various senior merchandising positions at Macy’s Inc. between 1998 and 2010, beginning with Vice President, Merchandise Manager, Macy’s West and culminating with Executive Vice President, Merchandising for Juniors, Kids, Intimate Apparel, Dresses, Suits, Coats and Swimwear. Earlier, Mr. Smith was a Merchandiser for XOXO Apparel Company and held various positions with Burdine’s Department Stores. Mr. Smith possesses nearly 30 years of business experience in the fashion industry and has extensive executive level expertise in merchandising. His experience in this area will further enhance the Board’s depth of understanding of the industry.

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Amelia Newton Varela has been President of the Company since September 2015. Prior to this tenure, Ms. Varela was Executive Vice President of Wholesale of the Company since April 2008 and Executive Vice President of Wholesale Footwear of the Company from November 2004 to April 2008. Previously, she was Vice President of Sales for Steve Madden Women’s Wholesale Division from January 2000. Ms. Varela began her career with the Company in 1998 in the role of Account Executive for Steve Madden Women’s Wholesale Division. She graduated from The Fashion Institute of Technology in 1995.

Required Vote

Proxies will be voted for the election of the eight nominees as directors of the Company unless otherwise specified in the proxy. A plurality of the votes cast by the holders of shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting will be necessary to elect the nominees as directors. This means that the director nominees who receive the greatest number of affirmative votes cast are elected as directors subject to our Director Election (Majority Voting) Policy, which is described below. If, for any reason, any nominee is unable or unwilling to serve, the proxies will be voted for a substitute nominee who will be designated by the Board of Directors at the Annual Meeting. Stockholders may abstain from voting by marking the appropriate boxes on the accompanying proxy. Abstentions will be counted separately and used for purposes of calculating whether a quorum is present at the Annual Meeting, but will have no effect on the outcome of the vote.

Director Election (Majority Voting) Policy

It is the policy of the Company that any nominee for director who receives a greater number of “WITHHOLD” votes than “FOR” votes for his or her election must promptly submit a letter offering his or her resignation to the Nominating/Corporate Governance Committee following the certification of the stockholder vote. In such event, the Nominating/Corporate Governance Committee would then consider the offer of resignation and make a recommendation to the Board of Directors as to whether or not the resignation should be accepted. This policy does not apply in contested elections. For more information about this policy, see “Corporate Governance – Director Election (Majority Voting) Policy” below.

Recommendation of the Board of Directors

The Nominating/Corporate Governance Committee of the Board and the entire Board of Directors unanimously recommend a vote “FOR” the election of Ms. Rose Peabody Lynch, Ms. Amelia Newton Varela and Messrs. Edward R. Rosenfeld, Peter Migliorini, Richard P. Randall, Ravi Sachdev, Thomas H. Schwartz and Robert Smith.

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CORPORATE GOVERNANCE

The Board of Directors

Our business is managed under the direction and oversight of the Board of Directors who are elected by the Company’s stockholders. Directors meet their responsibilities by participating in meetings of the Board of Directors and the various committees of the Board on which they sit, as well as through communicating with our Chairman and Chief Executive Officer, other officers and employees of the Company and by consulting with our independent registered public accounting firm and other third parties.

As noted below, our Board is currently comprised of six independent and two non-independent directors.

Director Independence

The Board of Directors has determined that the following director nominees are “independent” for purposes of the criteria of the SEC and The Nasdaq Global Select Market listing standards: Ms. Lynch and Messrs. Migliorini, Randall, Sachdev, Schwartz and Smith. If the eight nominees set forth above are elected, the Board will be comprised of a majority of independent directors. The Board of Directors has held regularly scheduled executive sessions for the independent directors, with Peter Migliorini serving as Presiding Director of such executive sessions.

Director Attendance at Meetings

Attendance at Annual Meetings of Stockholders

The Company has no specific policy regarding director attendance at its annual meetings of stockholders. The Company encourages all of its directors to attend annual meetings of the Company’s stockholders and two directors attended the Company’s 2015 annual meeting of stockholders.

Attendance at Meetings of the Board of Directors

The Board of Directors held four regularly scheduled meetings during the 2015 Fiscal Year, one of which was not attended by Mr. Sachdev and one of which was not attended by Mr. Migliorini. The Board also held two special meetings during the 2015 Fiscal Year, one of which was not attended by Mr. Schwartz. The Board acted by unanimous written consent on four occasions during the 2015 Fiscal Year. In the 2015 Fiscal Year, each director attended at least 75% of the aggregate number of Board meetings, and each director attended at least 75% of the aggregate number of meetings held by all committees on which he or she then served.

Director Election (Majority Voting) Policy

The Company has adopted a Director Election (Majority Voting) Policy. Pursuant to this policy, in an uncontested election of directors (that is, an election where the number of nominees is equal to the number of seats open) any nominee for director who receives a greater number of “WITHHOLD” votes than “FOR” votes for his or her election must promptly submit an offer of resignation to the Nominating/Corporate Governance Committee following the certification of the stockholder vote for consideration in accordance with the following procedures.

In such event, upon receipt of the resignation, the Nominating/Corporate Governance Committee would promptly consider the appropriateness of the director’s continued service on the Board of Directors and recommend to the Qualified Independent Directors (as defined below) the action to be taken with respect to the resignation, which could include (1) accepting the resignation; (2) rejecting the resignation; (3) retaining the director but addressing what the Qualified Independent Directors believe to be the underlying cause of the “WITHHOLD” votes; or (4) determining that the director will not be renominated by the Board of Directors in future elections. The Nominating/Corporate Governance Committee would consider factors such as (a) the reasons expressed by the stockholders for withholding votes from such director; (b) any possibilities for curing the underlying cause of the “WITHHOLD” votes; (c) the tenure and qualifications of the director and his or her past and expected future contributions to the Company; (d) the overall composition of the Board of Directors, including, without limitation, whether accepting the resignation would cause the Company to fail to meet any applicable SEC or Nasdaq requirement; (e) the availability of other qualified candidates; and (f) the Company’s Board of Director Candidate Guidelines.

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The Qualified Independent Directors would then act on the Nominating/Corporate Governance Committee’s recommendation no later than 90 days following the date of the stockholders’ meeting at which the director election occurred. In considering the Nominating/Corporate Governance Committee’s recommendation, the Qualified Independent Directors would review the factors considered by the Nominating/Corporate Governance Committee and such additional information and factors that they believe to be relevant. Following the Qualified Independent Directors’ decision, the Company would promptly disclose the decision in a Current Report on Form 8-K. The Form 8-K would include a full explanation of the process by which the decision of the Qualified Independent Directors was reached and, if applicable, the reasons why the offer of resignation was rejected.

In the event that an offer of resignation were to be accepted, the Nominating/Corporate Governance Committee would recommend to the Board of Directors whether to fill the vacancy or reduce the size of the Board of Directors accordingly. Any director required to submit his or her resignation pursuant to this policy would not participate in the Nominating/Corporate Governance Committee’s recommendation or the Qualified Independent Directors’ consideration of the resignation but, prior to voting on the director’s resignation offer, the Qualified Independent Directors would provide to the director an opportunity to submit any information or statement that he believes relevant to the Qualified Independent Directors’ consideration of the resignation.

For purposes of this policy, “Qualified Independent Directors” means all directors who (1) are “independent” for purposes of The Nasdaq Global Select Market listing standards and (2) are not required to offer their resignation in accordance with this policy. If there are fewer than three independent directors then serving on the Board of Directors who are not required to submit their resignations in accordance with this policy, then the Qualified Independent Directors shall consist of all of the independent directors and each independent director who is required to offer his or her resignation in accordance with this policy shall recuse himself or herself from the deliberations and voting only with respect to his or her individual offer to resign.

Committees of the Board

Among other committees, the Board of Directors has a standing Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee. Each committee has a written charter. The table below provides current membership for each Board committee.

Committees of the Board of Directors

Director	Audit	Compensation	Nominating/ Corporate Governance
Edward R. Rosenfeld
Rose Peabody Lynch	Member	Member
Peter Migliorini	Member	Chair	Chair
Richard P. Randall	Chair		Member
Ravi Sachdev	Member
Thomas H. Schwartz		Member
Robert Smith		Member	Member
Amelia Newton Varela
Number of meetings in 2015 Fiscal Year	5	4*	0**

* The Compensation Committee also acted by unanimous written consent on two occasions during the 2015 Fiscal Year.
**The Nominating/Corporate Governance Committee acted by unanimous written consent on one occasion during the 2015 Fiscal Year.
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Audit Committee

The Audit Committee is comprised of directors who are “independent” for purposes of The Nasdaq Global Select Market listing standards and who meet the independence requirements contained in Securities Exchange Act of 1934, as amended (the “Exchange Act”) Rule 10A-3(b)(1). The Board has determined that each of Messrs. Randall and Sachdev meets the SEC criteria of an “audit committee financial expert” as defined in Item 407 of Regulation S-K under the Exchange Act. The Audit Committee is primarily responsible for reviewing the services performed by the Company’s independent registered public accountants, evaluating the Company’s accounting policies and its system of internal controls, and reviewing significant financial transactions.

The Audit Committee is responsible for reviewing and striving to ensure the integrity of the Company’s financial statements and oversight of our compliance with legal and regulatory requirements and our internal audit function. Among other matters, the Audit Committee, with management and independent and internal auditors, reviews the adequacy of the Company’s internal accounting controls that could significantly affect the Company’s financial statements. The Audit Committee is also directly and solely responsible for the appointment, retention, compensation, oversight and termination of the Company’s independent registered public accountants. In addition, the Audit Committee functions as the Company’s Qualified Legal Compliance Committee (the “QLCC”). The purpose of the QLCC is to receive, retain and investigate reports made directly, or otherwise made known, of evidence of material violations of any United States federal or state law, including any breach of fiduciary duty by the Company, its officers, directors, employees or agents, and if the QLCC believes appropriate, to recommend courses of action to the Company.

Management has primary responsibility for the Company’s financial statements and the overall reporting process, including the Company’s system of internal controls. The Company’s independent registered public accountants audit the annual financial statements prepared by management, express an opinion as to whether those financial statements present fairly the financial position, results of operations and cash flows of the Company in conformity with accounting principles generally accepted in the United States and discuss with the Audit Committee any issues they believe should be raised with the Audit Committee.

The Audit Committee is also responsible for the oversight of the Company’s risk management process, which is discussed in the “Risk Oversight” section below.

In performing its functions, the Audit Committee meets with management on at least a quarterly basis to review and discuss the annual audited financial statements, quarterly financial statements and related reports and to consider the adequacy of the Company’s internal controls and the objectivity of its financial reporting. The Audit Committee discusses these matters with the Company’s independent registered public accountants and with appropriate Company financial personnel. Meetings are held with the independent registered public accountants, who have unrestricted access to the Audit Committee. In addition, the Audit Committee reviews the Company’s financing plans and reports and makes recommendations to the full Board of Directors for approval and to authorize action. The Board has adopted a written charter setting out the functions the Audit Committee is to perform. A copy of the Audit Committee Charter is available on the Company’s website at www.stevemadden.com.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee is comprised of directors who are “independent” for purposes of The Nasdaq Global Select Market listing standards.

The Nominating/Corporate Governance Committee provides oversight with respect to a wide range of issues relating to the composition and operation of the Board, including consideration of and recommendations regarding the size and composition of the Board of Directors and identification of potential candidates to serve as directors. The Nominating/Corporate Governance Committee identifies candidates to the Board of Directors by introductions from management, members of the Board of Directors, employees of the Company or other sources, including stockholders that satisfy the Company’s policy regarding stockholder recommended candidates. The Nominating/Corporate Governance Committee does not evaluate director candidates recommended by stockholders differently than director candidates recommended by other sources.

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Stockholders wishing to submit recommendations for director nominations for the 2017 Annual Meeting should write to the Corporate Secretary, Steven Madden, Ltd., 52-16 Barnett Avenue, Long Island City, New York 11104. Any such stockholder must (i) comply with the director nomination provisions of the Company’s By-Laws, (ii) meet and evidence the minimum eligibility requirements specified in Exchange Act Rule 14a-8, and (iii) submit, within the same timeframe for submitting a stockholder proposal required by Rule 14a-8: (1) evidence in accordance with Rule 14a-8 of compliance with the stockholder eligibility requirements, (2) the written consent of the candidate(s) for nomination as a director, (3) a resume or other written statement of the qualifications of the candidate(s) for nomination as a director, and (4) all information regarding the candidate(s) and the submitting stockholder that would be required to be disclosed in a proxy statement filed with the SEC if the candidate(s) were nominated for election to the Board of Directors.

In considering candidates for the Board of Directors, the Nominating/Corporate Governance Committee considers the Company’s Board of Director Candidate Guidelines and Director Election (Majority Voting) Policy, available on the Company’s website at www.stevemadden.com, the Company’s policy regarding stockholder recommended director candidates, as set forth above, and all other factors that are deemed appropriate including, but not limited to, the individual’s character, education, experience, knowledge and skills. While the Nominating/Corporate Governance Committee’s Board of Directors Candidate Guidelines does not expressly identify diversity as a factor for consideration regarding the evaluation of director candidates, diversity is among the many factors the Nominating/Corporate Governance Committee considers in the candidate evaluation process. To assess the effectiveness of the mandate set forth in the Nominating/Corporate Governance Committee’s charter, the Nominating/Corporate Governance Committee reviews annually with the Board the composition of the Board as a whole and recommends, if necessary, measures to be taken so that the Board reflects the appropriate balance of knowledge, experience, skills, expertise and diversity required for the Board as a whole.

In addition, the Nominating/Corporate Governance Committee develops and recommends corporate governance principles for the Company; makes recommendations to the Board of Directors in support of such principles; takes a leadership role in the shaping of the corporate governance of the Company; and oversees the evaluation of the Board of Directors and management. The Nominating/Corporate Governance Committee operates under a formal charter that governs the Committee’s composition, powers and responsibilities. A copy of the Nominating/Corporate Governance Committee Charter is available on the Company’s website at www.stevemadden.com.

Compensation Committee

The Compensation Committee is comprised of directors who are “independent” for purposes of The Nasdaq Global Select Market listing standards and applicable tax and securities rules.

The Compensation Committee is responsible for establishing and overseeing the Company’s compensation and incentive plans and programs; determining and approving compensation for the Company’s executive officers, including salaries, bonuses, perquisites and equity awards; reviewing and approving compensation and awards for the Company’s executive officers under the Company’s compensation and incentive plans and programs; administering the Company’s equity compensation plans; reviewing and approving a compensation program for independent members of the Board; and assisting the Board in discharging the Board’s responsibilities relating to management organization, performance, compensation and succession. The Compensation Committee operates under a formal charter adopted by the Board of Directors that governs its composition, powers and responsibilities. A copy of the Compensation Committee Charter is available on the Company’s website at www.stevemadden.com.

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Board Leadership Structure, Risk Oversight, Executive Sessions of Non-Employee Directors, and Communications Between Stockholders and the Board

Board Leadership Structure

As noted above, our Board is currently comprised of six independent and two non-independent directors.

Mr. Rosenfeld has served as Chairman of the Board and Chief Executive Officer since August 2008, and has been a member of the Board since February 2008. The Board has designated one of the independent directors as Presiding Director to preside over executive sessions. We believe that the number of independent, experienced directors that comprise our Board, along with the independent oversight of our Presiding Director, benefits the Company and its stockholders.

We recognize that different board leadership structures may be appropriate for companies in different situations and believe that no one structure is suitable for all companies. We believe our current Board leadership structure is optimal for the Company because it demonstrates to our employees, suppliers, customers, and other stakeholders that the Company is under strong leadership, with a single person setting the tone and having primary responsibility for managing our operations and leading the Board in setting long-term strategy. Having a single leader for both the Company and the Board eliminates confusion and duplication of efforts, and provides clear leadership for the Company. We believe the Company, like many U.S. companies, has been well-served by this leadership structure.

Because the positions of Chairman of the Board and Chief Executive Officer are held by the same person, the Board believes it is appropriate for the independent directors to elect one independent director to serve as a Presiding Director. In addition to presiding at executive sessions of the independent directors, the Presiding Director has various responsibilities including coordinating with the Chairman of the Board and Chief Executive Officer in establishing agenda and discussion items for Board meetings; retaining independent advisors on behalf of the Board as the Board may determine to be necessary or appropriate and performing such other functions as the independent directors may designate from time to time. Mr. Migliorini is currently serving as the Presiding Director.

Our Board conducts an annual evaluation in order to determine whether it and its committees are functioning effectively. As part of this annual self-evaluation, the Board evaluates whether the current leadership structure continues to be optimal for the Company and its stockholders.

Risk Oversight

Our Board is responsible for overseeing the Company’s risk management process. The Board focuses on the Company’s general risk management strategy, the most significant risks facing the Company, and ensures that appropriate risk mitigation strategies are implemented by management. The Board is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters.

The Board has delegated to the Audit Committee oversight of the Company’s risk management process. Among its duties, the Audit Committee reviews with management (a) the Company’s policies with respect to risk assessment and management of risks that may be material to the Company, (b) the Company’s system of disclosure controls and system of internal controls over financial reporting, and (c) the Company’s compliance with legal and regulatory requirements. The Audit Committee is also responsible for reviewing major legislative and regulatory developments that could materially impact the Company’s contingent liabilities and risks. Our other Board committees also consider and address risks as they perform their respective committee responsibilities. All committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise level risk.

The Company’s management is responsible for day-to-day risk management. Our risk management and internal audit areas serve as the primary monitoring and testing function for company-wide policies and procedures, and manage the day-to-day oversight of the risk management strategy for the ongoing business of the Company. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, and compliance and reporting levels.

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We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing the Company and that our Board leadership structure supports this approach.

Executive Sessions of Independent Directors

The Board holds executive sessions of its independent directors generally at each regularly scheduled meeting. The Presiding Director serves as the chairperson for these executive sessions.

Communications between Stockholders and the Board

The Company has adopted a procedure by which stockholders may send communications to one or more members of the Board of Directors by writing to such director(s) or to the entire Board of Directors in care of the Corporate Secretary, Steven Madden, Ltd., 52-16 Barnett Avenue, Long Island City, New York 11104. The Board has instructed the Corporate Secretary to review all communications so received and to exercise his discretion not to forward to the Board correspondence that is inappropriate, such as business solicitations, frivolous communications and advertising, routine business matters (i.e. business inquiries, complaints, or suggestions) and personal grievances. However, any director may at any time request the Corporate Secretary to forward to such director any and all communications received by the Corporate Secretary but not forwarded to the directors.

Codes of Business Conduct and Ethics

The Company has adopted a Code of Ethics for the Chief Executive Officer and Senior Financial Officers, which is applicable to our Chief Executive Officer, Chief Financial Officer, controller, principal accounting officer, head of internal audit and other employees of the Company who are designated from time to time as “senior financial officers” of the Company. In addition, the individuals who serve on our Board of Directors are subject to a Code of Business Conduct and Ethics for the Board of Directors and all of the Company’s employees are held accountable for adherence to the Company’s Code of Business Conduct and Ethics. Each of the Code of Ethics for the Chief Executive Officer and Senior Financial Officers, the Code of Business Conduct and Ethics for the Board of Directors and the Code of Business Conduct and Ethics (collectively, the “Conduct Code”) is included as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and are available on the Company’s website at www.stevemadden.com and, in addition, may be obtained by any stockholder without charge upon request by writing to the Corporate Secretary, Steven Madden, Ltd., 52-16 Barnett Avenue, Long Island City, New York 11104. The Conduct Code is intended to establish standards necessary to deter wrongdoing and to promote compliance with applicable governmental laws, rules and regulations and honest and ethical conduct. The Conduct Code covers all areas of professional conduct, including conflicts of interest, fair dealing, financial reporting and disclosure, protection of Company assets and confidentiality. Employees have an obligation to promptly report any known or suspected violation of the Conduct Code without fear of retaliation. Waiver of any provision of the Conduct Code for executive officers and directors may only be granted by the Board of Directors or one of its committees and any such waiver or modification of the Conduct Code relating to such individuals will be disclosed by the Company.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines as a set of guiding principles by which the Company is governed. Various matters of corporate governance are addressed in the Corporate Governance Guidelines, such as board size and composition, director qualifications and responsibilities, director compensation, limitations on service on other boards, board committees, director orientation and education, director access to management, management development and succession planning and annual performance evaluations for the Board. The Corporate Governance Guidelines also include a clawback of executive incentive compensation paid to senior executive officers in the event of an accounting restatement by the Company due to intentional misconduct of an executive officer.

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The Nominating/Corporate Governance Committee reviews the Corporate Governance Guidelines annually to determine whether to recommend changes to the Corporate Governance Guidelines to reflect new laws, rules and regulations and developing governance practices. A copy of the Corporate Governance Guidelines is available on the Company’s website at www.stevemadden.com and may also be obtained by any stockholder without charge upon request by writing to the Corporate Secretary, Steven Madden, Ltd., 52-16 Barnett Avenue, Long Island City, New York 11104.

Stock Ownership Guidelines

The Board of Directors has adopted Stock Ownership Guidelines, which require a level of ownership of shares of our Common Stock by our directors and executive officers in order to align their interests with those of our stockholders. The Stock Ownership Guidelines require our Chief Executive Officer to own shares of our Common Stock equal in value to five times his annual base salary. Other executive officers of the Company are required to own shares of our Common Stock equal in value to two times their annual base salary. The Stock Ownership Guidelines further require that non-employee directors of the Company must own shares of our Common Stock equal in value to two times the cash portion of the directors’ annual retainer or the equivalent if a retainer is not received in certain circumstances. Individuals subject to the Stock Ownership Guidelines must attain the required level of share ownership by the fifth anniversary of the later of the Stock Ownership Guidelines’ adoption date and the date that the individual became an executive officer or director and must retain an amount equal to 25% of the net shares of our Common Stock received as a result of the exercise, vesting or payment of any equity award made by the Company until the share ownership requirement is satisfied.

Prohibition on Hedging and Pledging of Our Common Stock

Our directors and executive officers and certain other persons designated from time to time by the Company’s Chief Financial Officer are prohibited from entering into hedging transactions and from pledging our Common Stock pursuant to a formal policy concerning such activities adopted by the Board of Directors.

Corporate Social Responsibility Policy

The Company is committed to operating its business in a socially responsible manner. We strive to incorporate this commitment into every aspect of our business, including the design of our products, the quality, safety and sourcing of our products, the safety and fair treatment of our employees, animal welfare and compliance with laws, including the Foreign Corrupt Practices Act and the SEC’s Conflict Minerals rule. These guiding principles are set forth in our Corporate Social Responsibility Policy and we expect all of our employees to be familiar with and to adhere to them. We strive to do business with vendors and suppliers that share our views and commitments to quality products and ethical business principles. We will only engage vendors and suppliers that demonstrate a commitment to meeting our standards.

Certain Relationships and Related Party Transactions

JLM Consultants, Inc. Commencing in 2004, the Company engaged JLM Consultants, Inc., a company wholly-owned by John L. Madden, who, until his passing in October 2015, had served as a director of the Company for more than 20 years, to provide consulting services to the Company with respect to the development of international sales of the Company. Mr. Madden was the brother of Steven Madden, the Company’s founder and Creative and Design Chief. The services were provided under a consulting agreement (the “JLM Consulting Agreement”) dated February 23, 2012 between the Company and JLM Consultants, Inc. In accordance with the terms of the JLM Consulting Agreement, for the 2015 Fiscal Year, JLM Consultants, Inc. received the following compensation from the Company for services rendered: (a) a commission equal to 1% of net sales, excluding retail royalty income; (b) a commission equal to 10% of retail royalty income; (c) 1% of any commission income to the International division that is not recognized in net sales; (d) a monthly draw in the amount of $25,000, which amount is offset against commissions earned; (e) a $1,000 per month travel allowance; and (f) monthly reimbursements, in the aggregate amount of $17,168 in the 2015 Fiscal Year, for health insurance premiums for John L. Madden. Pursuant to this arrangement, JLM Consultants, Inc. received a total of $1,372,721 from the Company in the 2015 Fiscal Year.

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Pursuant to the JLM Consulting Agreement, on January 2, 2013, the Company issued 72,012 restricted shares of the Company’s Common Stock (the number of shares indicated having been adjusted for an October 1, 2013 three-for-two stock split effected as a stock dividend) to JLM Consultants, Inc. under the Steven Madden, Ltd. 2006 Stock Incentive Plan, as amended (the “2006 Plan”). The shares vested in twelve substantially equal quarterly installments over a three-year period commencing on April 1, 2013 and ending on January 1, 2016.

Steven Madden Employment Agreement. Effective as of July 1, 2005, the Company amended and restated its employment agreement with the Company’s founder and Creative and Design Chief, Steven Madden, pursuant to which Mr. Madden agreed to continue to serve as the Company’s Creative and Design Chief. The term of Mr. Madden’s employment under his employment agreement commenced on July 1, 2005 and, in accordance with the amendment of the agreement effective December 31, 2011, will end on December 31, 2023. Prior to this recent amendment, the agreement had provided for an annual salary of $600,000, with a 7% increase of base salary on a compound basis in each of the third, fifth, seventh and ninth years of the agreement. The agreement had also provided for an annual cash bonus in an amount equal to at least 2% of the Company’s EBITDA (the “Annual Bonus”) and an annual cash bonus in relation to “new business” (as defined in the agreement) in an amount equal to at least (i) 2.5% of new business gross direct revenues plus (ii) 10% of all license or other fee income above $2,000,000 (the “New Business Bonus”). The agreement, as amended, increases Mr. Madden’s annual base salary but eliminates the Annual Bonus and the New Business Bonus and provides that all cash bonuses subsequent to the fiscal year ended December 31, 2011 will be at the sole discretion of the Company’s Board of Directors. Under the agreement, as amended, Mr. Madden’s annual base salary was fixed at $5,416,667 in 2012, $7,416,667 in 2013, $9,666,667 in 2014, $11,916,667 in 2015 and $10,697,917 in 2016 and in each year thereafter through the end of the term of employment. In addition, the amended agreement entitles Mr. Madden to an annual life insurance premium reimbursement of up to $200,000. The amendment also eliminates an annual non-accountable expense allowance of $200,000 that had been previously provided to Mr. Madden under the agreement. Pursuant to the amended agreement, on February 8, 2012, Mr. Madden was granted 1,463,056 restricted shares of Common Stock (the number of shares indicated having been adjusted for an October 1, 2013 three-for-two stock split effected as a stock dividend), valued at approximately $40 million, under the 2006 Plan. The restricted Common Stock will vest in equal annual installments over seven years commencing on December 31, 2017 through December 31, 2023, subject to Mr. Madden’s continued employment with the Company on each such vesting date.

On June 30, 2012, pursuant to an election right granted to him under the agreement, as amended, Mr. Madden notified the Company of his election to receive an additional restricted stock award valued at $40 million in consideration of a reduction in his annual base salary in years subsequent to 2012. Accordingly, on July 3, 2012, Mr. Madden was issued 1,893,342 restricted shares of Common Stock (the number of shares indicated having been adjusted for an October 1, 2013 three-for-two stock split effected as a stock dividend) under the 2006 Plan. The restricted Common Stock will vest in equal annual installments over six years commencing on December 31, 2018 through December 31, 2023, subject to Mr. Madden’s continued employment with the Company on each such vesting date. As a result of his election to receive an additional restricted stock award, Mr. Madden’s annual base salary for years subsequent to 2012 has been reduced as follows: $4,000,000 in 2013, $6,125,000 in 2014, $8,250,000 in 2015 and $7,026,042 in 2016 and in each year thereafter through the end of the term of employment.

Mr. Madden is also eligible to receive annually, on or about the date of the Company’s annual meeting of stockholders (but not later than June 30th), an option grant (the “Annual Option”) to purchase a number of shares of Common Stock, with such number to be equal to the greater of (a) 100% of the largest aggregate number of shares of Common Stock available upon the exercise of an option or options granted to any other continuing full-time employee of the Company during the preceding twelve-month period and (b) 100,000 shares of Common Stock; provided, however, that a grant to Mr. Madden in excess of 150% of the number of shares of Common Stock subject to options granted to such other continuing full-time employee would require stockholder approval. Any Annual Option granted to Mr. Madden would vest quarterly over a one-year period following the grant date and would be exercisable at a price equal to the closing price of the Company’s Common Stock on the grant date for a period of five years following the grant date. In addition to the Annual Option, the agreement, as amended, provides for a potential additional one-time stock option grant to purchase 750,000 shares of the Company’s Common Stock (the number of shares subject to this potential stock option award having been adjusted for an October 1, 2013 three-for-two stock split effected as a stock dividend) in the event that the Company achieves earnings per share, on a fully-diluted basis, equal to $3.00 in any fiscal year ending December 31, 2015 or after. If granted, the option would vest in equal annual installments of 20% over a five-year period and be exercisable for a period of seven years at a price equal to the closing price of the Company’s Common Stock on the date immediately preceding the grant date.

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In the event of Mr. Madden’s death, his employment agreement provides for the payment to Mr. Madden’s estate of his base salary for the 12-month period immediately subsequent to the date of his death. Further, in the event that Mr. Madden’s employment agreement is terminated due to Mr. Madden’s total disability (as defined in the agreement), “for cause” (as defined in the agreement) or due to Mr. Madden’s resignation, the Company is obligated to pay Mr. Madden the amount of compensation that is accrued and unpaid through the date of termination. In the event Mr. Madden’s employment agreement is terminated for any reason (other than “for cause” or due to his death, total disability or resignation), the Company is obligated to pay Mr. Madden, in installments, the balance of his base salary that would have been paid by the Company under the agreement for the full term of the agreement. If, during the period commencing 120 days prior to a “change of control” (as defined in the employment agreement) transaction and ending on the first anniversary of a change of control transaction, Mr. Madden’s employment is terminated by the Company other than for cause or by the resignation of Mr. Madden for “good reason” (as defined in the employment agreement), or if Mr. Madden resigns for good reason or without good reason within 30 days following a change of control transaction, all unvested options to purchase shares of Common Stock held by Mr. Madden will vest on the date of termination or resignation and Mr. Madden will be entitled to receive a lump sum cash payment equal to the amount of compensation that is accrued and unpaid through the date of termination plus $35 million. Mr. Madden’s employment agreement contains other customary provisions, including provisions regarding expense reimbursement, confidentiality, solicitation and competition.

For the 2015 Fiscal Year, Mr. Madden earned $8,250,000 in base salary and received $200,000 for the payment of an annual life insurance premium. Mr. Madden opted to waive his right to the Annual Option for the 2015 Fiscal Year.

Loan to Steven Madden. On June 25, 2007, the Company made a loan to Steven Madden, its Creative and Design Chief and a principal stockholder of the Company, in the amount of $3,000,000, in order for Mr. Madden to satisfy a personal tax obligation resulting from the exercise of a stock option which was due to expire and hold the underlying shares of Common Stock. The loan is evidenced by a secured promissory note executed by Mr. Madden in favor of the Company, the security for which is a security interest in a certain securities brokerage account maintained by Mr. Madden with his broker; none of the securities in the securities brokerage account are shares of the Company’s Common Stock. There have been successive amendments to the secured promissory note, the most recent of which occurred in April 2016, at which time the secured promissory note was amended to substitute the collateral securing the secured promissory note from shares of the Company’s Common Stock to the security interest in Mr. Madden’s securities brokerage account. Previously, on January 3, 2012, the secured promissory note was amended and restated to extend the maturity date of the obligation to December 31, 2023 and eliminate the accrual of interest after December 31, 2011. Prior to the January 3, 2012 amendment, the secured promissory note had been accruing interest at the rate of 6% per annum. In addition, the secured promissory note provides that, commencing on December 31, 2014 and annually on each December 31 thereafter through the maturity date, one-tenth of the principal amount thereof, together with accrued interest, will be cancelled by the Company provided that Mr. Madden continues to be employed by the Company on each such December 31. Contemporaneously, the Company will release its security interest in a portion of the securities held in Mr. Madden’s securities brokerage account generally correlating to the amount of indebtedness cancelled on such date. As of December 31, 2011, interest in the amount of $1,090,000 had accrued on the principal amount of the secured promissory note and, as noted above, interest was eliminated after December 31, 2011. On December 31, 2015, the required one-tenth of the principal amount of the secured promissory note, together with accrued interest, was written-off by the Company.

Steven Madden is the brother of John L. Madden, who served as a director of the Company until his passing in October 2015.

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Review, Approval or Ratification of Transactions with Related Persons

The Company’s written Conduct Code and Employee Handbook prohibit all conflicts of interest. Under the Conduct Code, conflicts of interest occur when private or family interests interfere in any way, or even appear to interfere, with the interests of the Company. The Company’s prohibition on conflicts of interest under the Conduct Code includes any related person transaction.

Related person transactions must be approved by the Board, or by a committee of the Board consisting solely of independent directors, who will approve the transaction only if they determine that it is in the best interests of the Company. In considering the transaction, the Board or committee will consider all relevant factors, including, as applicable, (i) the Company’s business rationale for entering into the transaction; (ii) the alternatives to entering into a related person transaction; (iii) whether the transaction is on terms comparable to those available to third parties or, in the case of employment relationships, to employees generally; (iv) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; and (v) the overall fairness of the transaction to the Company.

The Company has multiple processes for reporting conflicts of interests, including related person transactions. Under the Conduct Code, all employees are required to report any actual or apparent conflict of interest, or potential conflict of interest, to management. The Chief Financial Officer distributes a questionnaire to the Company’s executive officers and management personnel on a quarterly basis and distributes a questionnaire to the members of the Board of Directors on an annual basis requesting certain information regarding, among other things, their immediate family members, employment and beneficial ownership interests, which information is then reviewed for any conflicts of interest under the Conduct Code.

The Board of Directors, the Audit Committee and the Disclosure Committee, which is comprised of management personnel, discuss the related party transactions, specifically, and in connection with the regular review processes attendant to the Company’s periodic filings, including related party transaction disclosures.

If a director is a party to or in some manner involved in a transaction involving the Company, he or she will be recused from all discussions and decisions about the transaction. The transaction must be approved in advance whenever practicable, and if not practicable, must be ratified as promptly as practicable.

COMPENSATION OF DIRECTORS IN THE 2015 FISCAL YEAR

The Compensation Committee is responsible for establishing and overseeing all matters pertaining to compensation paid to directors for service on the Board and its committees.

The following table sets forth information concerning the compensation of the Company’s non-employee directors in the 2015 Fiscal Year. Following the table is a discussion of material factors related to the information disclosed in the table.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)		All Other Compensation ($)		Total ($)
Rose Peabody Lynch	95,000	100,000	(2)	0		195,000
John L. Madden	0	0	(3)	1,438,121	(4)	1,438,121
Peter Migliorini	110,000	100,000	(5)	0		210,000
Richard P. Randall	110,000	100,000	(6)	0		210,000
Ravi Sachdev	85,000	100,000	(7)	0		185,000
Thomas H. Schwartz	85,000	100,000	(8)	0		185,000
Robert Smith	95,000	100,000	(9)	0		195,000

(1) Reflects the grant date fair value of stock awards calculated in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. Assumptions used in the calculation of these amounts are included in Note I to the Company’s audited financial statements for the fiscal year ended December 31, 2015 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2016.

(2) At December 31, 2015, the aggregate number of shares of restricted Common Stock held by Ms. Lynch was 2,592, and Ms. Lynch had no options outstanding.

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(3) At December 31, 2015, the aggregate number of shares of restricted Common Stock held by JLM Consultants, Inc., a corporation wholly-owned by Mr. Madden, was 6,001, and Mr. Madden had no options outstanding.

(4) Includes: (a) the use of a corporate apartment valued at $65,400 and (b) $1,372,721 in fees paid to JLM Consultants, Inc., a company wholly-owned by Mr. John Madden, as consideration for consulting services provided by JLM Consultants, Inc. with respect to the development of the Company’s international business.

(5) At December 31, 2015, the aggregate number of shares of restricted Common Stock held by Mr. Migliorini was 2,592, and Mr. Migliorini had no options outstanding.

(6) At December 31, 2015, the aggregate number of shares of restricted Common Stock held by Mr. Randall was 2,592, and Mr. Randall had no options outstanding.

(7) At December 31, 2015, the aggregate number of shares of restricted Common Stock held by Mr. Sachdev was 2,592, and Mr. Sachdev had no options outstanding.

(8) At December 31, 2015, the aggregate number of shares of restricted Common Stock held by Mr. Schwartz was 2,592, and Mr. Schwartz had no options outstanding.

(9) At December 31, 2015, the aggregate number of shares of restricted Common Stock held by Mr. Smith was 2,592, and Mr. Smith had no options outstanding.

Directors who are also employees of the Company are not paid any fees or other remuneration for service on the Board of Directors or any of its committees. In the 2015 Fiscal Year, each non-employee director, other than John L. Madden, received the following compensation: (i) a grant of 2,592 shares of restricted Common Stock, vesting on the first anniversary of the grant date, June 1, 2016 and (ii) $75,000. John L. Madden, who passed away in October 2015, was a non-independent, non-employee director as a result of his ownership of JLM Consultants, Inc., a provider of consulting services to the Company with respect to international sales. He was not paid a fee for his service on the Board of Directors.

In the 2015 Fiscal Year, members of the Audit Committee, Nominating/Corporate Governance Committee and Compensation Committee each received an additional $10,000 for serving on such committees, except that the Chairman of the Audit Committee and the Chairman of the Compensation Committee received $25,000 and $15,000, respectively, instead of $10,000. The Company reimburses its directors for any out-of-pocket expenses incurred by them in connection with services provided in such capacity.

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STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners

The following table sets forth information as of the Record Date (unless otherwise indicated) with respect to the beneficial ownership of the Common Stock of the Company by each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of the Common Stock of the Company. A person is deemed to be a beneficial owner of any securities which that person has the right to acquire within 60 days.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percentage of Class

Steven Madden c/o Steven Madden, Ltd. 52-16 Barnett Avenue Long Island City, NY 11104	5,316,036	8.57	%(2)

BOCAP Corp. c/o Steven Madden, Ltd. 52-16 Barnett Avenue Long Island City, NY 11104	1,458,062	2.35	%(3)

BlackRock Inc. 55 East 52nd Street New York, NY 10055	5,279,042	8.52	%(4)

The Vanguard Group 100 Vanguard Boulevard Malvern, Pennsylvania 19355	4,233,136	6.83	%(5)

FMR LLC 245 Summer Street Boston, Massachusetts 02210	3,701,694	5.97	%(6)

Wellington Management Group LLP 280 Congress Street Boston, MA 02210	3,248,642	5.24	%(7)

(1) Beneficial ownership as reported in the table below has been determined in accordance with Item 403 of Regulation S-K and Rule 13d-3 of the Exchange Act and based upon 61,995,078 shares of Common Stock outstanding (excluding treasury shares) as of the Record Date.

(2) Mr. Madden’s beneficial ownership includes: (i) 1,458,062 shares of Common Stock held by BOCAP Corp, a corporation wholly-owned by Mr. Madden; (ii) 3,356,398 shares of restricted Common Stock granted under the 2006 Plan (which restricted stock includes 1,463,056 shares which will vest in equal annual installments over seven years commencing on December 31, 2017 through December 31, 2023 and 1,893,342 shares which will vest in equal annual installments over six years commencing on December 31, 2018 through December 31, 2023, in each case subject to forfeiture pursuant to the terms of the 2006 Plan and of Mr. Madden’s employment agreement, as amended); and (iii) 501,576 shares of Common Stock held by Mr. Madden directly.

(3) BOCAP Corp is a corporation wholly-owned by Steven Madden.

(4) Based solely on a Statement on Schedule 13G filed with the SEC on January 27, 2016 by BlackRock, Inc. (“BlackRock”), BlackRock has sole voting power with respect to 5,154,001 of such shares and sole dispositive power with respect to all such shares.

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(5) Based solely on a Statement on Schedule 13G filed with the SEC on February 10, 2016 by The Vanguard Group (“Vanguard”), Vanguard has sole voting power with respect to 124,034 of such shares, shared voting power with respect to 3,500 of such shares, sole dispositive power with respect to 4,109,052 of such shares and shared dispositive power with respect to 124,084 of such shares.

(6) Based solely on a Statement on Schedule 13G filed with the SEC on February 12, 2016 by FMR LLC (“FMR”), FMR has sole voting power with respect to 669,264 of such shares and sole dispositive power with respect to all such shares.

(7) Based solely on a Statement on Schedule 13G filed with the SEC on February 11, 2016 by Wellington Management Group LLP (“Wellington”), Wellington has shared voting power with respect to 3,030,707 of such shares and shared dispositive power with respect to 3,248,642 of such shares.

Security Ownership of Directors and Executive Officers

The following table sets forth information as of the Record Date (unless otherwise indicated) with respect to the beneficial ownership of Common Stock held by (a) each current director and nominee; (b) the Chief Executive Officer, the Chief Financial Officer and the three most highly compensated executive officers of the Company other than the Chief Executive Officer and the Chief Financial Officer (the “Named Executive Officers”); and (c) all current directors and executive officers as a group. A person is deemed to be a beneficial owner of any securities which that person has the right to acquire within 60 days. Each director and executive officer has sole voting power and sole dispositive power with respect to all shares beneficially owned by him or her.

Name of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percentage of Class

Edward R. Rosenfeld	523,387	*	% (3)
Amelia Newton Varela	380,159	*	% (4)
Arvind Dharia	121,662	*	% (5)
Awadhesh Sinha	72,243	*	% (6)
Karla Frieders	195,745	*	% (7)
Rose Peabody Lynch	5,739	*	% (8)
Peter Migliorini	2,592	*	% (9)
Richard P. Randall	26,573	*	% (10)
Ravi Sachdev	30,823	*	% (11)
Thomas H. Schwartz	8,442	*	% (12)
Robert Smith	5,739	*	% (13)
All Directors and Executive Officers as a Group (12 persons named above)	1,373,104	2.20	% (14)

* Indicates beneficial ownership of less than 1%.

(1) The address for each of the named individuals below is c/o Steven Madden, Ltd., 52-16 Barnett Avenue, Long Island City, New York 11104.

(2) Beneficial ownership as reported in the table above has been determined in accordance with Item 403 of Regulation S-K and Rule 13d-3 of the Exchange Act and based upon 61,995,078 shares of Common Stock outstanding (excluding treasury shares) as of the Record Date.

(3) Mr. Rosenfeld’s beneficial ownership includes: (i) 289,183 shares of restricted Common Stock; and (ii) 234,204 shares of Common Stock held by Mr. Rosenfeld.

(4) Ms. Varela’s beneficial ownership includes: (i) 286,251 shares of Common Stock that may be acquired through the exercise of options that are exercisable as of, or will become exercisable within 60 days of, the Record Date; (ii) 44,560 shares of restricted Common Stock; and (iii) 49,348 shares of Common Stock held by Ms. Varela.

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(5) Mr. Dharia’s beneficial ownership includes: (i) 22,231 shares of restricted Common Stock; and (ii) 99,431 shares of Common Stock held by Mr. Dharia.

(6) Mr. Sinha’s beneficial ownership includes: (i) 19,444 shares of restricted Common Stock; and (ii) 52,799 shares of Common Stock held by Mr. Sinha.

(7) Ms. Frieders’ beneficial ownership includes: (i) 112,500 shares of Common Stock that may be acquired through the exercise of options that are exercisable as of, or will become exercisable within 60 days of, the Record Date; (ii) 30,825 shares of restricted Common Stock; and (ii) 52,420 shares of Common Stock held by Ms. Frieders.

(8) Ms. Lynch’s beneficial ownership includes: (i) 2,592 shares of restricted Common Stock; and (ii) 3,147 shares of Common Stock held by Ms. Lynch.

(9) Mr. Migliorini’s beneficial ownership consists of 2,592 shares of restricted Common Stock.

(10) Mr. Randall’s beneficial ownership includes: (i) 2,592 shares of restricted Common Stock; and (ii) 23,981 shares of Common Stock held by Mr. Randall.

(11) Mr. Sachdev’s beneficial ownership includes: (i) 2,592 shares of restricted Common Stock; and (ii) 28,231 shares of Common Stock held by Mr. Sachdev.

(12) Mr. Schwartz’s beneficial ownership includes: (i) 2,592 shares of restricted Common Stock; and (ii) 5,850 shares of Common Stock held by Mr. Schwartz.

(13) Mr. Smith’s beneficial ownership includes: (i) 2,592 shares of restricted Common Stock; and (ii) 3,147 shares of Common Stock held by Mr. Smith.

(14) Includes, in the aggregate, 398,751 shares of Common Stock that may be acquired through the exercise of options that are exercisable as of, or will become exercisable within 60 days of, the Record Date; (ii) 421,795 shares of restricted Common Stock; and (iii) 552,558 shares of Common Stock held by such beneficial owners.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that the Company’s directors and officers, and persons who beneficially own more than 10% of a registered class of the Company’s equity securities, file with the SEC reports of initial ownership of Common Stock and subsequent changes in that ownership and furnish the Company with copies of all forms they file with the SEC pursuant to Section 16(a) of the Exchange Act. A late report was filed on March 23, 2015 to report the sale by Robert Schmertz of 20,000 shares of Common Stock on March 17, 2015. A late report was filed on April 3, 2015 to report the sale by JLM Consultants, Inc., a corporation wholly owned by John L. Madden, of 12,000 share of Common Stock on March 2, 2015. To the Company’s knowledge, based solely on a review of the copies of the reports furnished to the Company or written representations received from the Company’s directors, officers and greater than 10% beneficial owners that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with during, or in respect of, the 2015 Fiscal Year.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

This Compensation Discussion and Analysis describes the overall principals and objectives and specific features of our executive compensation program, primarily focused on the executive compensation program’s application to our Chief Executive Officer and the other executive officers of the Company included in the Summary Compensation Table, whom we refer to collectively in this Proxy Statement as the “Named Executive Officers.”

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Over the last ten years our stock price has increased at an annual rate of 18.3%; however, we did experience a stock price reduction in 2015 as our 2015 year-end stock price declined 5.1% from our 2014 year-end stock price. Nevertheless, our one-year total stockholder return was at the 81st percentile as compared with our peer group for 2015 as many of our competitors also experienced stock price declines. By mid-March 2016, our stock price had increased over 20% from our 2015 year-end stock price, more than overcoming the stock price slippage that occurred in 2015.

During 2015, the Company delivered solid financial performance, successfully capitalized on some new fashion footwear trends, recorded strong growth in our retail and e-commerce business, made significant progress in building our newly acquired Dolce Vita® and Blondo® brands and further expanded our international presence. However, the overall retail environment was challenging and our consolidated sales excluding acquisitions was approximately flat. For the full year ended December 31, 2015, net sales increased 5% to $1.41 billion from $1.33 billion in the prior year. Net income was $112.9 million, or $1.85 per diluted share, in the 2015 Fiscal Year. Net income in the fiscal year ended December 31, 2014 was $111.9 million, or $1.76 per diluted share.

With the decline in our stock price in 2015, overall Named Executive Officer bonus awards, which are primarily paid in the form of time-vested restricted stock grants, declined 5.6% from the previous year. As our general practice is to award bonuses and grant equity based on Named Executive Officer performance for the preceding year, we are able to maintain relative alignment between pay and performance.

Compensation Objectives and Strategy

The Company’s executive officer compensation program is designed to attract and retain the caliber of officers needed to ensure the Company’s continued growth and profitability and to reward them for their performance, for the Company’s performance and for creating longer-term value for our stockholders. The primary objectives of the program are to:

•	align rewards with performance that creates stockholder value;
•	support the Company’s strong team orientation;
•	encourage high-potential team players to build a career at the Company; and
•	provide rewards that are cost-efficient, competitive with other similarly-positioned organizations and fair to employees and stockholders.

The Company’s executive compensation programs are approved and administered by the Compensation Committee of the Board of Directors. Working with management and outside advisors, the Compensation Committee has developed a compensation and benefits strategy that rewards performance and reinforces a culture that the Compensation Committee believes will drive long-term success.

The compensation program rewards team accomplishments while promoting individual accountability. The executive officer compensation program depends in significant measure on Company results, but business unit results and individual accomplishments are also very important factors in determining each executive’s compensation. The Company has a robust planning and goal-setting process that is fully integrated into the compensation system, enhancing a strong relationship among individual efforts, Company results and financial rewards.

A major portion of total compensation is placed at risk through annual and long-term incentives. As noted below, discretionary bonuses were paid to the Named Executive Officers. The combination of incentives is designed to balance annual operating objectives and Company earnings performance with longer-term stockholder value creation.

To implement its primary objectives, the Company seeks to provide competitive compensation that is commensurate with performance. The Company targets compensation at the median of the market and calibrates both annual and long-term incentive opportunities to generate less-than-median awards when goals are not fully achieved and greater-than-median awards when goals are exceeded.

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The Company believes that there is great value to the Company in having a team of long-tenured, seasoned managers and seeks to promote a long-term commitment from its senior executives. The Company’s team-focused culture and management processes are designed to foster this commitment. In addition, restricted Common Stock awards granted to Named Executive Officers in the 2015 Fiscal Year reinforce this long-term orientation with annual vesting over three to five-year periods.

Role of the Compensation Committee

General. The Compensation Committee provides overall guidance for the Company’s executive compensation policies and determines the amounts and elements of compensation for the Company’s executive officers and outside directors. The Compensation Committee currently consists of four members of the Company’s Board of Directors, Ms. Lynch and Messrs. Peter Migliorini, Thomas Schwartz and Robert Smith, each of whom is an independent director under Rule 5605 of The Nasdaq Global Select Market listing standards, a “non-employee director” as defined under the SEC’s rules and an “outside director” as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

When considering decisions concerning the compensation of executives, other than the Chief Executive Officer, the Compensation Committee asks for the recommendations of the Chief Executive Officer, including his detailed evaluation of each executive’s performance. No executive has a role in recommending compensation for outside directors. With respect to the application of the 2006 Plan to non-employee directors, the Board of Directors functions as the Compensation Committee.

Use of Outside Advisors. In making its determinations with respect to executive compensation, the Compensation Committee has historically engaged the services of an independent compensation consulting firm. The Compensation Committee has retained the services of Arthur J. Gallagher & Co.’s Human Resources & Compensation Consulting Practice (“Gallagher”) since 2005 to assist with its review of the compensation packages and employment agreements of the Chief Executive Officer and other executive officers. In 2015 and 2016, Gallagher worked with the Compensation Committee to assess the reasonableness of discretionary cash bonus payments and equity grants to Messrs. Rosenfeld, Dharia, Sinha and Schmertz and Ms. Varela and Ms. Frieders based on the Company’s and the individual’s performance in the fiscal year ended December 31, 2015 and the reasonableness of the terms of new employment agreements for Mr. Rosenfeld, Ms. Frieders and Ms. Varela, as compared with comparable positions in the peer group listed below. Executive compensation for the other Named Executive Officers was based on prior employment agreements with pay structures and levels guided by Gallagher’s market studies just prior to the consummation of the agreements. Position-specific market studies were completed at the time of the employment agreement extension in support of the design of these agreements. The Compensation Committee also consulted Gallagher with respect to the establishment of a performance-based bonus pool based on a percentage of the Company’s net income in the 2015 Fiscal Year. Gallagher provides only executive compensation consulting services and works with management only at the behest of the Compensation Committee.

The Compensation Committee retains Gallagher directly, although in carrying out assignments, Gallagher also interacts with Company management, when necessary and appropriate, in order to obtain compensation and performance data for the executives and the Company. In addition, Gallagher may, in its discretion, seek input and feedback from management regarding its consulting work product for the Compensation Committee in order to confirm alignment with the Company’s business strategy and identify data questions or other similar issues, if any, prior to completion of a project for the Compensation Committee.

Independence of Outside Advisors. The Compensation Committee has the sole authority to retain, terminate, approve the fees and set the terms of the Company’s relationship with any outside advisors who assist the Committee in carrying out its responsibilities, and may select or receive advice from any compensation consultant or other advisor only after taking into consideration all factors relevant to the consultant’s independence from management, including the factors set forth in the Nasdaq’s rules.

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Accordingly, the Compensation Committee reviews annually its relationship with Gallagher to ensure its independence on executive compensation matters. Prior to selecting and receiving advice from Gallagher with respect to executive compensation in the 2015 Fiscal Year, the Compensation Committee reviewed the independence of Gallagher and the individual representatives of Gallagher who served as the committee’s advisors. The Compensation Committee determined that no conflicts of interest exist between the Company and Gallagher (or any individuals working on the Company’s account on behalf of Gallagher). In reaching such determination, the Compensation Committee considered, among other things, the following factors: (i) that Gallagher provides no services to the Company other than the executive compensation consulting services; (ii) the fees paid by us to Gallagher as a percentage of Gallagher’s total revenue; (iii) the representations by Gallagher as to its policies and procedures that are designed to prevent a conflict of interest; (iv) any business or personal relationships between the individual representatives of Gallagher who advised the Compensation Committee and any member of the Compensation Committee; and (v) any business or personal relationships between our executive officers and Gallagher or the individual representatives of Gallagher.

Consideration of 2015 Stockholder Say on Pay Vote. At our 2015 Annual Meeting of Stockholders, our stockholders overwhelmingly approved, on an advisory basis, the compensation of our Named Executive Officers (98% of votes cast). This continues the string of 94% or higher approvals that began with the initial say on pay vote in 2011. The Compensation Committee believes this level of stockholder support reflects a very strong endorsement of our compensation policies and decisions. The Compensation Committee has considered the results of this advisory vote on executive compensation in determining the Company’s compensation policies and decisions for 2016, and has determined that these policies and decisions are appropriate and in the best interests of the Company and its stockholders at this time.

Compensation Structure

Pay Elements - Overview

The Company utilizes four main components of compensation:

•	base salary;
•	annual performance-based bonuses;
•	long-term equity incentives (consisting of stock options and/or restricted stock); and
•	benefits and perquisites.

Pay Elements - Details

Base Salary. The Company paid base salaries to each of the Named Executive Officers to provide them with fixed pay commensurate with the Named Executive Officer’s role and responsibilities, experience, expertise and individual performance. As more fully described in the section of this Proxy Statement captioned “Employment Arrangements,” as of December 31, 2015, the Company had employment agreements with each of the Named Executive Officers. The Compensation Committee, as constituted at the time the parties entered into the employment agreements or any amendments thereof, reviewed and approved the salary established in each such agreement or amendment. The Compensation Committee considered each employee’s salary history, value in the marketplace and performance (including at the Company and previous employment).

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The annual base salary of our Chief Executive Officer, Edward R. Rosenfeld, was fixed at $638,142 for the 2015 Fiscal Year under an employment agreement dated December 31, 2012, which expired by its terms on December 31, 2015. Mr. Rosenfeld’s new employment agreement dated December 31, 2015, which remains in effect until December 31, 2018, provides Mr. Rosenfeld with an annual base salary of $800,000 for the fiscal year ending December 31, 2016. The annual base salary of our President, Amelia Newton Varela, was fixed at $500,000 for the 2015 Fiscal Year under an employment agreement effective January 1, 2014, was increased to $600,000 in connection with Ms. Varela’s promotion from Executive Vice President – Wholesale to President of the Company in September 2015 pursuant to an amendment to the employment agreement effective September 4, 2015, and will remain $600,000 until the expiration of the employment agreement on December 31, 2016. The annual base salary of our Chief Operating Officer, Mr. Sinha, was fixed at $630,000 for the 2015 Fiscal Year under an employment agreement dated January 10, 2014 that remains in effect through December 31, 2016, and provides for an annual base salary of $661,500 for the fiscal year ending December 31, 2016. Under the employment agreement, as amended, of our Chief Financial Officer, Arvind Dharia, Mr. Dharia’s annual base salary for the 2015 Fiscal Year was $582,455 and for the remainder of the term of the employment agreement, which expires on December 31, 2017. The annual base salary of our former Brand Director, Mr. Schmertz, was fixed at $761,250 for the 2015 Fiscal Year by virtue of a new employment agreement dated March 9, 2015; however, this employment agreement terminated upon Mr. Schmertz’s resignation of employment effective June 4, 2015. In the 2015 Fiscal Year, prior to his resignation, Mr. Schmertz received a total of $246,291 in base salary under his employment agreement and, after his resignation, Mr. Schmertz received a total of $219,591 in severance payments pursuant to a resignation agreement and general release between Mr. Schmertz and the Company. Under an employment agreement dated September 4, 2015, the annual base salary of our Chief Merchandising Officer, Karla Frieders, was fixed at $440,000 for the 2015 Fiscal Year and for the remainder of the term of the employment agreement, which will expire on December 31, 2017. Please see the section of this Proxy Statement captioned “Summary Compensation Table” and “Employment Arrangements” for a more detailed description of their employment agreement and compensation. The 2016 salary increases, if any, for our Named Executive Officers, as reflected in the following table, are generally consistent with those of other management employees.

Named Executive Officer	2015 Salary		2016 Salary

Edward R. Rosenfeld	$637,791		$800,000

Amelia Newton Varela	$600,000	*	$600,000

Arvind Dharia	$582,152		$582,445

Awadhesh Sinha	$630,000		$661,500

Robert Schmertz	$761,250	**	N/A**

Karla Frieders	$440,000		$440,000

*Ms. Varela began the 2015 Fiscal Year with an annual base salary of $500,000 and, as noted above, received a salary increase to $600,000 commencing September 4, 2015 in recognition of her promotion to President of the Company. See the section of this Proxy Statement captioned “Employment Arrangements” for a more detailed description of Ms. Varela’s employment agreement and compensation.

**The salary for Mr. Schmertz was effective as of March 9, 2015. He resigned his employment effective June 4, 2015. In the 2015 Fiscal Year, prior to his resignation, Mr. Schmertz was paid a total of $246,291 in base salary under his employment agreement and, after his resignation, a total of $219,591 in severance payments pursuant to a resignation agreement and general release between Mr. Schmertz and the Company.

Annual Performance-based Bonus - Based on Specific Performance Metrics. Annual performance-based cash bonuses, if any, for Named Executive Officers are established in their respective employment agreements. The Compensation Committee reviewed and approved the bonus provisions fixed in each such employment agreement at the time the parties entered into such agreements and any amendments thereof. Such bonus provisions generally provide for variable or discretionary bonuses designed to reward attainment of business goals.

Commencing with the 2014 Fiscal Year, Mr. Sinha’s employment agreement entitles him to an annual performance-based bonus for each fiscal year in an amount equal to 2% of the increase in the Company’s EBITDA for that year over the Company’s EBITDA for the immediately preceding year. For any business acquired after January 1, 2014, EBITDA from the acquired business is included in the bonus calculation starting with the first full quarter under Company ownership, provided that the prior year’s EBITDA will likewise be adjusted to include EBITDA from the acquired business for comparable quarters in the prior year on a pro forma basis assuming the Company had owned the business. The maximum annual bonus is $600,000, the first $300,000 of which is payable in cash and for any amount of the annual bonus in excess of $300,000 by a grant of restricted shares of the Company’s common stock, which restricted common stock will vest in three equal annual installments commencing on the first anniversary of the grant date. This performance-based bonus was not achieved with respect to the 2015 Fiscal Year.

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Under Ms. Varela’s employment agreement, which was amended on September 4, 2015, she is entitled to an annual performance-based cash bonus for the 2015 Fiscal Year in an amount equal to 2% of the increase, if any, in Wholesale Division EBIT for each such year over the Wholesale Division EBIT for the immediately preceding year, excluding from such bonus calculation EBIT attributable to any business acquired after January 10, 2014 until the acquired business has been owned by the Company for two full calendar years. Ms. Varela’s employment agreement entitles her to an annual performance-based cash bonus for performance-based bonus for the fiscal year ending December 31, 2016, in an amount equal to 2% of the increase in the Company’s total EBIT for that year over the Company’s EBIT for the 2015 Fiscal Year, less any deductions as shall be required to be withheld by any applicable laws or regulations. EBIT attributable to any business acquired by the Company after September 4, 2015 will not be included in the calculation of this bonus. This performance-based bonus was not achieved with respect to the 2015 Fiscal Year.

As provided in the 2006 Plan, the maximum payment that may be made to an individual under any performance-based cash award during any fiscal year and subject to the attainment of specified performance goals is $10,000,000. The Compensation Committee may, in its sole discretion, elect to pay an individual an amount that is less than the individual’s target award regardless of the degree of attainment of the performance goals.

For the 2015 Fiscal Year, the Compensation Committee established a bonus pool for Named Executive Officers and other key executives of the Company based on 6% of net income of the Company achieved in the 2015 Fiscal Year intended to comply with the provisions of Section 162(m) of the Code. Net income was selected because it is highly correlated with stock price performance. The Compensation Committee also fixed for each executive his or her maximum share of the 2015 bonus pool, which was 30% for Mr. Rosenfeld and 14% for each of the other Named Executive Officers. In the 2015 Fiscal Year, the Company achieved net income of $112,938,000, which resulted in a bonus pool of $6,776,280. The Compensation Committee determined to pay to the Named Executive Officers bonuses that were significantly below their individual target awards for the 2015 Fiscal Year and to pay the bonuses primarily in restricted shares of Common Stock that vest annually over four or five years. Accordingly, on March 15, 2016, the Company paid a performance-based bonus in the form of restricted stock to each Named Executive Officer as indicated in the following table.

Named Executive Officer	2016 Restricted Stock Grant Value for 2015 Performance	Number of Shares of Restricted Stock Awarded*	Annual Vesting
Edward R. Rosenfeld	$1,036,100	27,563	5 years
Amelia Newton Varela	$518,100	13,782	5 years
Arvind Dharia	$116,600	3,101	4 years
Karla Frieders	$207,200	5,513	5 years
Awadhesh Sinha	$116,600	3,101	4 years

* In accordance with applicable SEC rules, the Summary Compensation Table included in this Proxy Statement does not report the grant date fair value of these restricted stock awards because, while earned in 2015, the grants were not made until after the close of the 2015 Fiscal Year. The 2016 Summary Compensation Table to be included in our proxy statement for our 2017 Annual Meeting of Stockholders will contain the grant date fair value of these restricted stock awards provided these individuals are named executive officers in that proxy statement.

The decision to pay bonuses to the Named Executive Officers primarily in the form of restricted stock was determined at the discretion of the Compensation Committee, but within the parameters of the bonus pool for Named Executive Officers. In addition, on March 15, 2016, Mr. Dharia and Mr. Sinha each received a cash bonus of $112,500. The Compensation Committee evaluated a variety of indicators of the Company’s stock price performance and overall financial performance, including revenue growth and profitability, and assessed and made subjective judgments as to each of these executive’s individual contribution towards the Company’s performance in the 2015 Fiscal Year in determining whether to pay bonuses to these executives and establishing the amounts to be paid. With respect to the determination to award bonuses to Messrs. Dharia and Sinha and Ms. Varela and Ms. Frieders, the Compensation Committee also considered the recommendations of the Chief Executive Officer, Mr. Rosenfeld.

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The Compensation Committee consulted Gallagher regarding the establishment of the bonus pool and the individual target awards for the 2015 Fiscal Year to ensure the bonus pool and the individual target awards were within market range for each executive.

Long-term Equity Incentives. Management and the Compensation Committee believe that equity-based awards are an important factor in aligning the long-term financial interest of the executive officers and stockholders. The Compensation Committee continually evaluates the use of equity-based awards and intends to continue to use such awards in the future as part of designing and administering the Company’s compensation program. Beginning in 2006, the Compensation Committee modified its prior practice of granting equity incentives solely in the form of stock options with periodic awards of restricted stock in order to grant awards that contain both substantial incentive and retention characteristics. These awards are designed to provide emphasis on preserving stockholder value generated in recent years while providing significant incentives for continuing growth in stockholder value.

On March 11, 2015, the Company made grants of 25,326, 15,329 and 12,235 restricted shares of Common Stock to Mr. Rosenfeld, Ms. Varela and the Company’s former Brand Director, Robert Schmertz, respectively, for performance in the fiscal year ended December 31, 2014, each of which restricted stock awards vests in five equal annual installments. Mr. Schmertz forfeited his stock award upon the resignation of his employment, which was effective June 4, 2015. In addition, on March 11, 2015, Messrs. Dharia and Sinha each received a restricted stock award of 5,506 shares of Common Stock for performance in the fiscal year ended December 31, 2014, which vests in four equal annual installments. Gallagher reviewed the individual grant values relative to market practice. All of the equity awards in the 2015 Fiscal Year were made under the 2006 Plan.

Other restricted stock awards in the 2015 Fiscal Year included grants in relation to new or amended employment agreements. Mr. Rosenfeld received a grant of 75,000 restricted shares of Common Stock on December 31, 2015 and an additional award of 75,000 restricted shares of Common Stock on February 5, 2016 in relation to his new three-year employment agreement dated December 31, 2015. Mr. Rosenfeld’s restricted stock awards will vest in five equal annual installments. On March 17, 2015, Robert Schmertz received a grant of 20,000 restricted shares of Common Stock in relation to a new employment agreement; however, this stock award was forfeited by Mr. Schmertz upon the resignation of his employment effective June 4, 2015. On March 2, 2015, Ms. Frieders received a grant of 20,758 restricted shares of Common Stock in relation to a new three-year employment agreement, which shares vest in five substantially equal annual installments commencing on March 2, 2016. On February 2, 2015, Mr. Dharia received a grant of 15,000 restricted shares of Common Stock in relation to the amendment of an existing employment agreement, which shares will vest in equal annual installments of 3,000 shares over a five-year period, commencing on February 2, 2016.

The Committee intends to continue to review the equity mix to achieve the ideal incentive for both performance and retention. With respect to stock options, the 2006 Plan provides that the exercise price shall be the closing market price per share of the Company’s Common Stock on the business day immediately preceding the grant date, which is fair market value for purposes of the 2006 Plan.

Other Benefits and Perquisites. The Company’s executive compensation program also includes other benefits and perquisites. These benefits and perquisites include annual matching contributions to executive officers’ 401(k) plan accounts, company-paid medical benefits, automobile allowances and leased automobiles, and life insurance coverage. The Compensation Committee annually reviews these other benefits and perquisites and makes adjustments as warranted based on competitive practices, the Company’s performance and the individual’s responsibilities and performance. The Compensation Committee has approved these other benefits and perquisites as a reasonable component of the Company’s executive officer compensation program. Please see the section of this Proxy Statement captioned “Summary Compensation Table and, specifically, the column entitled “All Other Compensation” and the corresponding footnotes.

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Pay Mix

The Company utilizes the particular elements of compensation described above because the Company believes that it provides a well-proportioned mix of secure compensation, retention value and at-risk compensation, which produces short-term and long-term performance incentives and rewards. By following this approach, the Company provides the executives a measure of security in the minimum expected level of compensation, while motivating the executives to focus on business metrics and other variables within their particular sector which will increase sales and margins and at the same time lower costs so as to produce a high level of short-term and long-term performance for the Company and long-term wealth creation for the executives, as well as reducing the risk of recruitment of top executive talent by competitors. The mix of metrics used for the annual performance bonuses and the Company’s long-term incentive program likewise provides an appropriate balance between short-term financial performance and long-term stock performance.

For the Named Executive Officers, the mix of compensation is weighted heavily toward at-risk pay (annual incentives and long-term incentives). Maintaining this pay mix results fundamentally in a pay-for-performance orientation for the Company’s executives, which is aligned with the Company’s stated compensation philosophy of providing compensation commensurate with performance.

Pay Levels and Benchmarking

Pay levels for executives are determined based on a number of factors, including the individual’s roles and responsibilities within the Company, the individual’s experience and expertise, the pay levels for peers within the Company, pay levels in the marketplace for similar positions and performance of the individual and the Company as a whole. The Compensation Committee is responsible for approving pay levels for the Named Executive Officers. In determining the pay levels, the Compensation Committee considers all forms of compensation and benefits.

The Compensation Committee assesses “competitive market” compensation using a number of sources. The primary data source used in setting competitive market levels for the Named Executive Officers is the information publicly disclosed by a peer group of the Company, which will be reviewed annually and may change from year to year. For the 2015 Fiscal Year, executive compensation and compensation design was reviewed for the purpose of assessing bonus awards in early 2015 in the context of overall compensation and in relation to the following peer companies:

American Apparel Inc.*	Genesco, Inc.	Skechers U.S.A. Inc.
Bebe Stores, Inc.*	Guess, Inc.	Under Armour, Inc.
Brown Shoe Co. Inc.	Iconix Brand Group, Inc.*	Vera Bradley, Inc.*
Crocs, Inc.	Kate Spade & Co.	Weyco Group, Inc.*
Deckers Outdoor Corp.	Lululemon Athletica, Inc.	Wolverine Worldwide
Delta Apparel, Inc.*	Movado Group, Inc.
Perry Ellis International, Inc.	Oxford Industries, Inc.
G-III Apparel Group, Ltd.	Rocky Brands, Inc.*

* The peer group was modified in August 2015 to eliminate these companies and replace them with Cato Corp., New York & Co., and Shoe Carnival, Inc.

After consideration of the data collected on external competitive levels of compensation and internal needs, the Compensation Committee makes decisions regarding the Named Executive Officer’s target total compensation opportunities based on the need to attract, motivate and retain an experienced and effective management team. Relative to the competitive market data, the Compensation Committee generally intends that the base salary and target annual incentive compensation for each Named Executive Officer will be at the median of the competitive market.

As noted above, notwithstanding the Company’s overall pay positioning objectives, pay opportunities for specific individuals vary based on a number of factors such as scope of duties, tenure, institutional knowledge and/or difficulty in recruiting a new executive. Actual total compensation in a given year will vary above or below the target compensation levels based primarily on the attainment of operating goals and the creation of stockholder value.

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In August 2015, the peer group of companies was modified to (i) eliminate American Apparel Inc., Bebe Stores, Inc., Delta Apparel, Inc., Iconix Brand Group, Inc., Rocky Brands, Inc., Vera Bradley, Inc. and Weyco Group, Inc. from the peer group because each of these companies is much smaller than the Company and (ii) add Cato Corp., New York & Co., and Shoe Carnival, Inc. to the peer group. The modified peer group was used to assess the reasonableness of the proposed compensation associated with the amendment of an existing employment agreement for Ms. Varela in relation to her promotion to the role of President of the Company and a new employment agreement for Ms. Frieders in relation to her promotion to the role of Chief Merchandising Officer of the Company.

Compensation Committee Discretion

The Compensation Committee retains the discretion to decrease all forms of incentive payouts based on significant individual or Company performance shortfalls, with the exception of any such payouts that are to be made pursuant to contractual commitments, such as the bonuses that may be paid to Mr. Sinha and Ms. Varela, which are tied to the Company’s EBITDA and EBIT, respectively, for the preceding year pursuant to their employment agreements. Similarly, the Compensation Committee retains the discretion to increase payouts and/or consider special awards for significant achievements, including, but not limited to, superior asset management, investment or strategic accomplishments and/or consummation of acquisitions, divestitures, capital improvements to existing properties, or sales made by certain of the Company’s divisions.

Risk Assessment

Bonus payments to executives are based either on the discretion of the Compensation Committee or are tied to growth in various indicators of financial performance, such as EBITDA and EBIT. Long-term incentives have been granted in the form of stock options and time-vested restricted stock that generally vest over four or five years. These programs have been in place for several years and have proved effective in rewarding performance while not encouraging inappropriate risk-taking.

The Compensation Committee undertook to review and evaluate all of our executive and company-wide compensation plans and programs to assess whether any aspect of these plans and programs would encourage inappropriate risk-taking by the Company’s executives and non-executive employees that could have a material adverse effect on the Company and to confirm that the Company has adequate risk management controls in place to ensure that executive and company-wide compensation is reasonable and achieves its intended incentive without creating unacceptable risk. Based on such review and evaluation, the Compensation Committee believes there is no material adverse risk to the Company that is related to our compensation programs for executives and non-executives.

This review and evaluation of the risks associated with our compensation plans and programs consisted of:

•	identifying those business risks that could be material to the Company and identifying our existing risk management system;
•	reviewing and analyzing our compensation plans and programs to identify plan and program features that could potentially encourage or introduce excessive or imprudent risk taking of a material nature;
•	identifying the business risks that our compensation plan and program features could potentially encourage or create;
•	balancing these business risks against our existing internal control systems designed to manage and mitigate these business risks; and
•	analyzing whether the unmitigated risks, as a whole, are reasonably likely to have a material adverse effect on the Company.

Various persons were consulted during the course of the assessment, including our executive officers and senior members of our human resources department. The Compensation Committee engages Gallagher to review our executive and company-wide compensation plans and programs and provide advice regarding appropriate levels of incentive.

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The Compensation Committee noted several features of our compensation structure that mitigate risk, including, for example:

•	the Company utilizes a pay mix that is well balanced between short-term financial performance and long-term stock performance, comprised of secure compensation in the form of base salary, short-term incentives in the form of potential for cash bonuses, and long-term incentives in the form of stock options and time-vested restricted stock that generally vest over four or five years;
•	in most instances, management or the Compensation Committee retains the discretion to decrease all forms of incentive compensation based on significant individual or Company performance shortfalls;
•	we periodically benchmark our compensation plans and programs and target executive and non-executive compensation within the normal limits of the competitive market; and
•	the Compensation Committee provides oversight of the Company’s compensation plans and programs and compensation philosophy, makes recommendations to the Board with respect to improvements to our compensation plans and programs, and is responsible for reviewing and approving executive compensation and administering and awarding incentive, deferred and equity compensation to our senior executives.

In light of the assessment described above, it was concluded that the risks associated with our compensation plans and programs (executive and company-wide) are not reasonably likely to have a material adverse effect on the Company.

Implications of Tax and Accounting Matters

As a general matter, the Compensation Committee considers the various tax and accounting implications of compensation vehicles employed by the Company. While the Compensation Committee reviews and considers both the accounting and tax effects of various components of compensation, these effects are not a significant factor in the Compensation Committee’s allocation of compensation among the different components.

In general, the Company believes that compensation paid to executive officers should be deductible for U.S. tax purposes. In certain instances, however, the Compensation Committee also believes that it is in the Company’s best interests, and that of its stockholders, to have the flexibility to pay compensation that is not deductible under the limitations of Section 162(m) of the Code in order to provide a compensation package consistent with the Company’s objectives. For Fiscal Year 2015, the Compensation Committee believes incentive compensation paid and awarded will not be subject to the limitations of Section 162(m).

As more fully described below under the heading “Termination, Change-in-Control and Non-Competition/Non-Solicitation,” with the exception of Ms. Frieders, all of our Named Executive Officers are entitled to receive certain compensation in the event of a termination of employment in connection with a change-in-control event for the Company, which payments may trigger the application of the “golden parachute” provisions of Sections 280G and 4999 of the Code. Section 280G of the Code disallows a tax deduction with respect to excess parachute payments to certain executives of companies that undergo a change-in-control. In addition, Section 4999 of the Code imposes a 20% excise tax on the individual receiving the excess parachute payment. Excess parachute payments are golden parachute payments that exceed an amount determined under Section 280G based on the executive’s prior compensation. In approving the compensation arrangements of our Named Executive Officers, our Compensation Committee considers all elements of the cost to our Company of providing such compensation, including the potential impact of Sections 280G and 4999, which, under certain circumstances, may limit the deductibility to the Company of executive compensation. However, our Compensation Committee may determine, in its judgment, to authorize compensation arrangements that could give rise to loss of deductibility under Section 280G and the imposition of excise taxes under Section 4999 when it believes that such arrangements are appropriate to attract and retain executive talent.

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Conclusion

The level and mix of compensation that is finally decided upon as to each executive is considered within the context of both the objective data from the Company’s competitive assessment of compensation and performance, as well as discussion of the subjective factors as outlined above. The Compensation Committee believes that each of the compensation packages for the Named Executive Officers is within the competitive range of practices when compared to the objective comparative data even where subjective factors have influenced the compensation decisions.

Compensation Committee Interlocks and Insider Participation

During the 2015 Fiscal Year, the following directors served on the Compensation Committee: Peter Migliorini (Chairman), Thomas H. Schwartz, Rose Peabody Lynch and Robert Smith. During the 2015 Fiscal Year:

•	none of the members of the Compensation Committee was an officer (or former officer) or employee of the Company or any of its subsidiaries;

•	none of the members of the Compensation Committee had a direct or indirect material interest in any transaction in which the Company was a participant and the amount involved exceeded $120,000;

•	none of the Company’s executive officers served on the compensation committee (or another board committee with similar functions or, if none, the entire board of directors) of another entity where one of that entity’s executive officers served on the Company’s Compensation Committee;

•	none of the Company’s executive officers was a director of another entity where one of that entity’s executive officers served on the Company’s Compensation Committee; and

•	none of the Company’s executive officers served on the compensation committee (or another board committee with similar functions or, if none, the entire board of directors) of another entity where one of that entity’s executive officers served as a director on the Company’s Board of Directors.

Executive Officers

The following table identifies the executive officers of the Company, and their ages and positions:

Name	Age	Position

Edward R. Rosenfeld	40	Chairman of the Board and Chief Executive Officer
Amelia Newton Varela	44	President
Arvind Dharia	66	Chief Financial Officer and Secretary
Awadhesh Sinha	70	Chief Operating Officer
Karla Frieders	39	Chief Merchandising Officer

Amelia Newton Varela has been President of the Company since September 2015. Previously, Ms. Varela was Executive Vice President of Wholesale since April 2008. Ms. Varela was Executive Vice President of Wholesale Footwear from November 2004 to April 2008. Prior to this tenure, she was Vice President of Sales for the Steve Madden Women’s Wholesale Division from January 2000. Prior to that, she was an Account Executive for the Steve Madden Women’s Wholesale Division. She graduated from The Fashion Institute of Technology in 1995.

Arvind Dharia has been the Chief Financial Officer of the Company since October 1992 and was a director of the Company from December 1993 through May 2004. Mr. Dharia has been Secretary of the Company since 1993. From December 1988 until joining the Company in September 1992, Mr. Dharia was Assistant Controller of Millennium III Real Estate Corp., a real estate management company.

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Awadhesh Sinha became the Chief Operating Officer of the Company in July 2005. Mr. Sinha was a director of the Company, from October 2002 to July 2005, before joining the Company as its Chief Operating Officer. Mr. Sinha was the Chief Operating Officer and Chief Financial Officer of WEAR ME Apparel Inc., a company that designs, manufactures and markets branded and non-branded children’s clothing, from 2003 to July 2005. Prior to that, Mr. Sinha worked for Salant Corporation, a company that designs, manufactures and markets men’s clothing, for 22 years, and held the position of Chief Operating Officer and Chief Financial Officer of Salant Corporation from 1998 to 2003.

Karla Frieders has been the Chief Merchandising Officer of the Company since September 2015. Previously, Ms. Frieders served as the President of Retail from January 2013 and the Vice President of Retail from October 2009 until January 2013. Prior to these roles, Ms. Frieders held various buying positions at the Company from 1999.

Please see the section of this Proxy Statement captioned “Proposal One: Election of Directors -- Biographical Summaries of Nominees for the Board of Directors” for information concerning the Company’s Chairman of the Board and Chief Executive Officer, Edward R. Rosenfeld, and the Company’s other director nominees.

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation information for the Company’s Chief Executive Officer, Chief Financial Officer and the three most highly compensated executive officers other than the Chief Executive Officer and Chief Financial Officer relating to the fiscal years ended December 31, 2015, 2014 and 2013, respectively. In this Proxy Statement, the Company refers to this group of people as the Company’s “Named Executive Officers.”

In accordance with applicable SEC rules, the Summary Compensation Table includes, for a particular fiscal year, only those stock awards made during that fiscal year and not any awards made after year-end even if awarded for services rendered in that year. SEC rules require that such awards be reflected in the year of grant and, as such, awards made after the end of the 2015 Fiscal Year will appear in the Summary Compensation Table to be included in our proxy statement for our 2017 Annual Meeting of Stockholders.

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Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total Compensation ($)
Edward R. Rosenfeld	2015	637,791	—	3,226,490	—	—		25,950	(2)	3,890,231
Chief Executive Officer	2014	607,754	—	816,680	—	—		25,800	(3)	1,450,234
	2013	577,647	—	5,065,800	—	225,000		21,232	(4)	5,889,679

Amelia Newton Varela	2015	531,154	—	563,801	—	—		22,950	(5)	1,117,905
President	2014	500,000	—	554,528	930,000	—		22,800	(6)	2,007,328
	2013	450,000	—	449,900	—	76,000	(7)	23,801	(8)	999,701

Arvind Dharia	2015	582,152	—	720,011	—	112,500		101,817	(9)	1,516,480
Chief Financial Officer	2014	554,719	—	—	—	—		107,168	(10)	661,887
	2013	554,719	—	—	—	225,000		110,444	(11)	890,163

Awadhesh Sinha	2015	629,654	—	202,511	—	112,500		22,366	(12)	967,031
Chief Operating Officer	2014	600,000	—	999,986	—	—		23,311	(13)	1,623,297
	2013	575,000	—	—	—	225,000		24,760	(14)	824,760

Robert Schmertz	2015	246,291	—	1,212,803	—	—		230,208	(15)	1,689,302
Former Brand Director	2014	725,000	—	403,297	—	—		26,492	(16)	1,154,789
	2013	722,250	—	1,201,976	—	100,000		25,842	(17)	2,050,068

Karla Frieders	2015	440,769	—	745,835		—		109,957	(18)	1,296,561
Chief Merchandising Officer

(1) The amounts in this column reflect the aggregate grant date fair value of awards granted during the applicable year for the fiscal years ended December 31, 2015, December 31, 2014 and December 31, 2013, respectively, calculated in accordance with ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note I to the Company’s audited financial statements for the fiscal years ended December 31, 2015, December 31, 2014 and December 31, 2013 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2016, February 26, 2015 and February 27, 2014, respectively.

(2) Consists of an $18,000 automobile allowance and $7,950 in annual match contributions to Mr. Rosenfelds 401(K) plan account.

(3) Consists of an $18,000 automobile allowance and $7,800 in annual matching contributions to Mr. Rosenfeld’s 401(k) plan account.

(4) Consists of a $17,893 automobile allowance and $3,339 in annual matching contributions to Mr. Rosenfeld’s 401(k) plan account.

(5) Includes the following: $15,000 automobile allowance and $7,950 in annual matching contributions to Ms. Varela’s 401(k) plan account.)

(6) Includes the following: $15,000 automobile allowance and $7,800 in annual matching contributions to Ms. Varela’s 401(k) plan account.

(7) Represents a non-equity incentive payment made pursuant to a bonus formula in Ms. Varela’s employment agreement. See “Employment Arrangements.

(8) Includes the following: $15,051 automobile allowance and $8,750 in annual matching contributions to Ms. Varela’s 401(k) plan account.

(9) Includes the following: $12,876 automobile allowance, $80,991 life insurance premiums and $7,950 in annual match contributions to Mr. Dharia’s 401(K) plan account.

(10) Includes the following: $13,427 automobile allowance, $85,941 life insurance premiums and $7,800 in annual matching contributions to Mr. Dharia’s 401(k) plan account.

(11) Includes the following: $11,792 automobile allowance, $87,514 life insurance premiums and $11,138 in annual matching contributions to Mr. Dharia’s 401(k) plan account.

(12) Includes the following: $14,416 automobile allowance and $7,950 in annual matching contributions to Mr. Sinha’s 401(k) plan account.

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(13) Includes the following: $15,511 automobile allowance and $7,800 in annual matching contributions to Mr. Sinha’s 401(k) plan account.

(14) Includes the following: $14,183 automobile allowance and $10,577 in annual matching contributions to Mr. Sinha’s 401(k) plan account.

(15) Includes the following: $219,591 in severance payments pursuant to a resignation agreement and general release between Mr. Schmertz and the Company, $6,923 automobile allowance and $3,694 in annual matching contributions to Mr. Schmertz’s 401(k) plan account.

(16) Includes the following: $18,692 automobile allowance and $7,800 in annual matching contributions to Mr. Schmertz’s 401(k) plan account.

(17) Includes the following: $17,936 automobile allowance and $7,906 in annual matching contributions to Mr. Schmertz’s 401(k) plan account.

(18) Includes the following: $102,007 living allowance and $7,950 in annual matching contributions to Ms. Frieders’ 401(k) plan account.

Employment Arrangements

Edward R. Rosenfeld. On December 31, 2012, the Company entered into an employment agreement with Mr. Rosenfeld to replace a prior, expiring employment agreement. Pursuant to the December 31, 2012 employment agreement Mr. Rosenfeld continued to serve as Chief Executive Officer and executive Chairman of the Board of Directors of the Company and received a base salary of $578,813, $607,754 and $638,142 for the fiscal years 2013, 2014 and 2015, respectively, until the employment agreement’s expiration on December 31, 2015. The December 31, 2012 employment agreement provided that Mr. Rosenfeld received a monthly automobile allowance of $1,500 and additional compensation and bonuses, if any, at the absolute discretion of the Board of Directors. Pursuant to the December 31, 2012 employment agreement, on January 2, 2013, Mr. Rosenfeld was granted 150,000 shares of the Company’s Common Stock (the number of shares indicated having been adjusted for an October 1, 2013 three-for-two stock split effected as a stock dividend), subject to certain restrictions. These restricted shares of Common Stock, which were issued under the 2006 Plan, vest in five equal annual installments of 30,000 shares, which commenced on December 31, 2013.

On December 31, 2015, Company entered into a new employment agreement with Mr. Rosenfeld which replaced the prior employment agreement with the Company, which expired on December 31, 2015. Pursuant to the new employment agreement, Mr. Rosenfeld continues to serve as Chief Executive Officer and executive Chairman of the Board of Directors of the Company until the agreement expires on December 31, 2018 or is sooner terminated in accordance with its terms. Mr. Rosenfeld’s current employment agreement provides for an annual base salary of $800,000, $850,000 and $900,000 for the fiscal years 2016, 2017 and 2018, respectively, and a monthly automobile allowance of $1,500. The current agreement provides that Mr. Rosenfeld will receive additional compensation and bonuses, if any, at the absolute discretion of the Board of Directors. Pursuant to the current agreement, on December 31, 2015, Mr. Rosenfeld was granted 75,000 shares of the Company’s Common Stock, subject to certain restrictions. These restricted shares of Common Stock, which were issued under the 2006 Plan, will vest in five equal annual installments of 15,000 shares commencing on December 1, 2016. In addition, pursuant to the current employment agreement, on February 5, 2016, Mr. Rosenfeld received an additional award of 75,000 shares of the Company’s Common Stock, subject to certain restrictions. These restricted shares of Common Stock, which were issued under the 2006 Plan, will also vest in five equal annual installments of 15,000 shares in such case commencing on March 5, 2017.

In the event of his death, Mr. Rosenfeld’s employment agreement provides for the payment to his estate of his base salary for the 12-month period immediately subsequent to the date of Mr. Rosenfeld’s death. The agreement also provides that if Mr. Rosenfeld’s employment agreement is terminated due to his “total disability” (as defined in the agreement), Mr. Rosenfeld will receive payment of his base salary for the 12-month period immediately subsequent to the date he is determined to be totally disabled. Mr. Rosenfeld’s employment agreement allows the Company to terminate his employment with “cause” (as defined in the employment agreement) or without cause. In the event that Mr. Rosenfeld’s employment is terminated by the Company for cause, the Company will have no further obligations to Mr. Rosenfeld, and Mr. Rosenfeld will be entitled to no further compensation from the Company, except for pro-rata amounts due to him on the date of his termination. In the event that Mr. Rosenfeld’s employment is terminated by the Company without cause or by Mr. Rosenfeld’s resignation for “good reason” (as defined in the employment agreement), Mr. Rosenfeld will be entitled to receive payment of his annual base salary, payable at regular payroll intervals, from the date of termination of employment through the longer of the remainder of the term of the agreement or six months.

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In addition, if Mr. Rosenfeld’s employment is terminated by the Company without cause or by the resignation of Mr. Rosenfeld for good reason during the period commencing 90 days prior to a “change of control” (as defined in the employment agreement) transaction and ending 180 days following a change of control transaction, Mr. Rosenfeld will receive an amount equal to three times the average amount of total W-2 compensation actually received by him during the preceding three calendar years ending on the last previous December 31, except that in lieu of the actual base salary component received during such period, there shall be substituted the annual base salary to which Mr. Rosenfeld was entitled as of the date of termination or resignation (the “Change of Control Payment”). However, if the Change of Control Payment (or a portion thereof) is determined to constitute an “excess parachute payment” under Sections 280G and 4999 of the Code, Mr. Rosenfeld shall be paid either (i) the Change of Control Payment (which shall be subject to all applicable taxes to be paid by the executive including the excise tax payable pursuant to Section 4999 and which shall be limited as to deductibility to the Company) or (ii) a reduced amount, calculated in accordance with Section 280G, that may be paid to the executive without the imposition of an excise tax under Section 4999 and which shall be fully deductible to the Company, whichever payment yields the greater after-tax benefit to the executive.

Amelia Newton Varela. On January 31, 2011, the Company entered into a new employment agreement with Ms. Varela to replace a prior employment agreement, which expired by its terms on December 31, 2010. Pursuant to the employment agreement, Ms. Varela served as the Executive Vice President - Wholesale and received an annual base salary of $450,000 and a monthly automobile allowance of $1,250 commencing January 1, 2011 until the employment agreement’s expiration on December 31, 2013. The January 31, 2011 employment agreement provided an annual performance-based cash bonus to Ms. Varela for the fiscal year ended December 31, 2013 in an amount equal to 2% of the increase, if any, in the Wholesale Division EBIT for such year over the Wholesale Division EBIT for the immediately preceding year, provided that Wholesale Division EBIT attributable to any business acquired by the Company after January 31, 2011 would not be included for the purpose of determining Ms. Varela’s bonus until the acquired business has been owned by the Company for two full calendar years. Ms. Varela received a cash bonus of $76,000 for 2013 Wholesale Division EBIT performance.

On January 10, 2014, the Company entered into a new employment agreement with Ms. Varela to replace the prior agreement that expired on December 31, 2013. The term of this employment agreement, which was amended on September 4, 2015 in connection with Ms. Varela’s promotion to the newly-created position of President of the Company, will expire on December 31, 2016, unless sooner terminated in accordance with the agreement’s terms. Prior to its amendment, the employment agreement provided for an annual base salary during the term of $500,000 and a monthly automobile allowance of $1,250. The amendment of the employment agreement increases Ms. Varela’s annual base salary to $600,000 for the 2015 Fiscal Year and through the end of the term of the agreement. In addition, pursuant to the current employment agreement, on February 3, 2014, Ms. Varela was granted an option to purchase 100,000 shares of the Company’s Common Stock under the 2006 Plan, at an exercise price of $32.59 per share, which option is exercisable in four equal annual installments of 25,000 on each anniversary of the date of grant, which commenced on February 3, 2015.

Prior to its amendment, the employment agreement entitled Ms. Varela to an annual performance-based cash bonus for each of the fiscal years ended December 31, 2014, 2015 and 2016 in an amount equal to 2% of the increase, if any, in the Wholesale Division EBIT for each such year over the Wholesale Division EBIT for the immediately preceding year, provided that Wholesale Division EBIT attributable to any business acquired by the Company after January 10, 2014 will not be included for the purpose of determining Ms. Varela’s bonus until the acquired business has been owned by the Company for two full calendar years. This performance-based bonus was not achieved with respect to the 2015 Fiscal Year or the fiscal year ended December 31, 2014. As amended, with respect to the fiscal year ending December 31, 2016, the employment agreement entitles Ms. Varela to a performance-based cash bonus in an amount equal to 2% of the increase, if any, in the Company’s total EBIT for the fiscal year ending December 31, 2016 over the Company’s total EBIT for the 2015 Fiscal Year, less any deductions required to be withheld by applicable laws and regulations. EBIT attributable to any business acquired by the Company after September 4, 2015 will not be included in the calculation for the purpose of determining Ms. Varela’s annual bonus.

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In the event that Ms. Varela’s employment agreement is terminated due to Ms. Varela’s “disability” (as defined in the agreement) or death, the Company is obligated to pay Ms. Varela (or her estate) the amount of accrued and unpaid salary through the date of termination plus any performance-based cash bonus that has accrued for the year prior to termination and is unpaid at the time Ms. Varela’s employment is terminated due to her disability or death. The Company may terminate the agreement for “cause” (as defined in the agreement) and, in such event, Ms. Varela will be entitled only to accrued and unpaid salary through the date of termination of employment. In the event Ms. Varela’s employment is terminated by the Company without cause, she would be entitled to receive payment of her annual base salary, payable at regular payroll intervals, from the date of termination of employment through the remainder of the term plus any performance-based cash bonus that has accrued but not yet been paid. In the event that Ms. Varela’s employment is terminated by the Company without cause during the period commencing 30 days prior to a “change of control” (as defined in the agreement) transaction and ending 180 days following a change of control transaction, she is entitled to receive an amount equal to the lesser of (i) the average amount of total compensation actually received by her during the preceding three calendar years multiplied by 3 and (ii) the maximum amount that is tax deductible to the Company under Section 280G of the Code.

Arvind Dharia. In January 1998, the Company entered into an employment agreement with Arvind Dharia, which has been amended from time to time, most recently on February 2, 2015. Pursuant to Mr. Dharia’s amended agreement, Mr. Dharia continues to serve as the Company’s Chief Financial Officer. The term of Mr. Dharia’s employment under his agreement, as amended, extends through December 31, 2017, and will be automatically extended for an additional one-year period unless either party timely notifies the other of its intention not to extend the term. Prior to the most recent amendment of the agreement, Mr. Dharia received an annual base salary of $554,719 during fiscal years 2012, 2013 and 2014. Commencing January 1, 2015, pursuant to the most recent amendment of the agreement, Mr. Dharia’s annual base salary increased to and will remain $582,455 for the remaining term of the agreement. Mr. Dharia received a monthly automobile allowance of $1,400 prior to the most recent amendment of the agreement and, beginning January 1, 2015, his monthly car allowance increased to $1,600. The agreement provides that the Company will pay life insurance premiums on Mr. Dharia’s behalf of approximately $80,000 per year. Mr. Dharia’s employment agreement, as amended, provides for a grant of 15,000 shares of the Company’s Common Stock (the number of shares indicated having been adjusted for an October 1, 2013 three-for-two stock split effected as a stock dividend), subject to certain restrictions. These restricted shares of Common Stock were issued to Mr. Dharia on February 8, 2012 under the 2006 Plan and vest in three substantially equal annual installments, which commenced on February 8, 2013. The most recent amendment of the agreement provides for a grant of 15,000 shares of the Company’s Common Stock, subject to certain restrictions. These restricted shares of Common Stock were issued to Mr. Dharia on February 2, 2015 under the 2006 Plan and will vest in five equal annual installments commencing on February 2, 2016. In addition, the amended agreement provides that Mr. Dharia will receive an annual bonus in such amount, if any, and at such time or times, as the Board of Directors may determine in its absolute discretion. Subject to availability of shares under the 2006 Plan, or any other plan designated by the Board of Directors and approved by the Company’s stockholders, Mr. Dharia is entitled to awards under such plan as may be determined by the Board of Directors, or a committee thereof, from time to time in its absolute discretion.

The agreement provides, in the event of Mr. Dharia’s death, for the payment to Mr. Dharia’s estate of his base salary for the 12-month period immediately subsequent to the date of Mr. Dharia’s death. The agreement also provides that if Mr. Dharia’s employment agreement is terminated due to his “total disability” (as defined in the agreement), Mr. Dharia will receive payment of his base salary for the 12-month period immediately subsequent to the date he is determined to be totally disabled. In the event that Mr. Dharia’s employment agreement is terminated “for cause” (as defined in the agreement), the Company is obligated to pay Mr. Dharia the amount of compensation that is accrued and unpaid through the date of termination. In the event that Mr. Dharia’s employment agreement is terminated for any reason (other than “for cause” or due to his death or total disability), the Company is obligated to pay Mr. Dharia, in two installments, (a) an amount equal to the product of (x) his base salary on the effective date of such termination plus the bonus paid or payable, if any, for the fiscal year ended on the December 31st immediately preceding the termination date, multiplied by (y) the number of years (and fraction of years) remaining in the term; and (b) the amount payable to him, or on his account, for what would have been the balance of the term of his employment agreement with respect to certain benefits and plans as set forth in his employment agreement. If the Company decides not to renew the agreement (other than “for cause” or due to his total disability), then Mr. Dharia will be entitled to receive severance compensation, in cash, in an amount equal to his then-current base salary for the 90-day period commencing on the expiration of the term.

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In addition, in the event that there is a “change of control” transaction and Mr. Dharia’s employment has been terminated by the Company other than “for cause” or if Mr. Dharia resigns “for good reason” (as such terms are defined in the agreement), Mr. Dharia will receive an amount equal to three times the total compensation he was entitled to receive under the agreement for the preceding 12-month period ending on the last previous December 31, except that in lieu of the actual base salary component received during such period, there shall be substituted the annual base salary to which Mr. Dharia was entitled to as of the date of termination or resignation (the “Change of Control Payment”). However, if the Change of Control Payment (or a portion thereof) is determined to constitute an “excess parachute payment” under Sections 280G and 4999 of the Code, Mr. Dharia will be paid either (i) the Change of Control Payment (which shall be subject to all applicable taxes to be paid by the executive including the excise tax payable pursuant to Section 4999 and which shall be limited as to deductibility to the Company) or (ii) a reduced amount, calculated in accordance with Section 280G, that may be paid to the executive without the imposition of an excise tax under Section 4999 and which shall be fully deductible to the Company, whichever payment yields the greater after-tax benefit to the executive.

Awadhesh Sinha. On December 1, 2010, the Company entered into an employment agreement with Mr. Sinha to replace a prior employment agreement, which was to expire by its terms on December 31, 2010. Pursuant to the December 1, 2010 employment agreement, Mr. Sinha continued to serve as Chief Operating Officer of the Company for a term that commenced on January 1, 2011 and expired on December 31, 2013, with an annual base salary of $575,000 for the term of the agreement. The December 1, 2010 employment agreement provided Mr. Sinha with a monthly automobile allowance of $1,750 and obligated the Company to pay term life insurance premiums on his behalf of approximately $3,500 per year. The agreement also provided for a grant of 78,750 shares of the Company’s Common Stock, all of which have now vested.

On January 10, 2014, the Company entered into a new employment agreement with Mr. Sinha pursuant to which Mr. Sinha continues to serve as Chief Operating Officer of the Company until the agreement expires on December 31, 2016. Mr. Sinha’s current agreement provides for an annual base salary of $600,000, $630,000 and $661,500 for the years 2014, 2015 and 2016, respectively, a monthly automobile allowance of $1,850 and the payment of term life insurance premiums on Mr. Sinha’s behalf in the amount of approximately $3,500 per year. On January 15, 2014, pursuant to his current employment agreement, Mr. Sinha was granted 29,886 shares of Common Stock, subject to certain restrictions. These restricted shares of Common Stock, which were issued under the 2006 Plan, will vest in three equal annual installments of 9,962 shares, which commenced on December 15, 2014.

In addition, Mr. Sinha’s current agreement entitles him to an annual performance-based bonus for each of the fiscal years ended December 31, 2014, 2015 and 2016 in an amount equal to 2% of the increase in the Company’s EBITDA for each such year over the Company’s EBITDA for the immediately preceding year. For any business acquired after January 1, 2014, EBITDA from the acquired business is included in the bonus calculation starting with the first full quarter under Company ownership, provided that the prior year’s EBITDA will likewise be adjusted to include EBITDA from the acquired business for comparable quarters in the prior year on a pro forma basis assuming the Company had owned the business. The maximum annual bonus is $600,000, the first $300,000 of which will be payable in cash and for any amount of the annual bonus in excess of $300,000 by a grant of restricted shares of Common Stock, which restricted shares of Common Stock will vest in three equal annual installments commencing on the first anniversary of the grant date. This performance-based bonus was not achieved with respect to the fiscal years ended December 31, 2015 and December 31, 2014. Bonuses and other incentive-based compensation paid to Mr. Sinha are subject to recovery by the Company in the event of a determination that such compensation was based upon materially inaccurate financial statements.

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In the event of his death, Mr. Sinha’s employment agreement provides for the payment to Mr. Sinha’s estate of his base salary for the 12-month period immediately subsequent to the date of Mr. Sinha’s death. In addition, in the event of Mr. Sinha’s “total disability” (as such term is defined in the agreement), the Company is obligated to continue to pay Mr. Sinha’s base salary for the 12-month period immediately subsequent to the date of determination of such total disability. In the event Mr. Sinha’s employment agreement is terminated “for cause” (as such terms are defined in the agreement), or due to Mr. Sinha’s resignation without “good reason” (as such term is defined in the agreement), the Company is obligated to pay Mr. Sinha the amount of compensation that is accrued and unpaid through the date of termination. In the event Mr. Sinha’s employment agreement is terminated by the Company without cause or by the resignation of Mr. Sinha for good reason, Mr. Sinha would be entitled to receive payment of his annual base salary, payable at regular payroll intervals, from the date of termination of employment through the longer of (i) the remainder of the term or (ii) six months.

In addition, if Mr. Sinha’s employment is terminated by the Company without cause or if Mr. Sinha resigns for good reason during the period commencing 120 days prior to a “change of control” (as defined in the agreement) and ending 90 days after a change of control, Mr. Sinha would be entitled to receive a cash payment within ten days of the date of his termination or resignation of employment in an amount equal to three times the total W-2 compensation and benefits actually received by him during the preceding twelve-month period ending on the last previous December 31st, except that, in lieu of the actual base salary compensation received during such period, there shall be substituted the annual base salary to which Mr. Sinha was entitled to as of the date of termination or resignation (the “Change of Control Payment”). However, if the Change of Control Payment (or a portion thereof) is determined to constitute an “excess parachute payment” under Sections 280G and 4999 of the Code, Mr. Sinha will be paid either (i) the Change of Control Payment (which shall be subject to all applicable taxes to be paid by the executive including the excise tax payable pursuant to Section 4999 and which shall be limited as to deductibility to the Company) or (ii) a reduced amount, calculated in accordance with Section 280G, that may be paid to the executive without the imposition of an excise tax under Section 4999 and which shall be fully deductible to the Company, whichever payment yields the greater after-tax benefit to the executive.

Robert Schmertz. On January 2, 2013, the Company entered into an employment agreement with Mr. Schmertz, the former Brand Director of the Company, to replace a prior, expired agreement, under which Mr. Schmertz served as the Company’s Brand Director for a term that commenced on January 1, 2013 and expired on December 31, 2014. The 2013 agreement provided for an annual base salary of $725,000 and a monthly automobile allowance of $1,500 during the term of the agreement and additional compensation and bonuses, if any, at the absolute discretion of the Board of Directors. Pursuant to the 2013 agreement, on January 4, 2013, Mr. Schmertz was granted 25,000 shares of the Company’s Common Stock (the number of shares indicated having been adjusted for an October 1, 2013 three-for-two stock split effected as a stock dividend), subject to certain restrictions. These restricted shares of Common Stock, which were issued under the 2006 Plan, were vesting in five substantially equal annual installments, which commenced on January 4, 2014. By virtue of an employment agreement dated March 9, 2015, Mr. Schmertz was receiving an annual base salary of $761,250 and a monthly car allowance of $1,500 for the 2015 Fiscal Year. In addition, pursuant to such employment agreement, on March 20, 2015, Mr. Schmertz was granted 20,000 shares of the Company’s Common Stock, subject to certain restrictions. These restricted shares of Common Stock, which were issued under the 2006 Plan, were scheduled to vest in three substantially equal annual installments, commencing on the third anniversary of the grant date. On June 4, 2015, Mr. Schmertz tendered his resignation of employment, effective immediately. In connection with his resignation of employment, the Company and Mr. Schmertz entered into a resignation agreement and general release, pursuant to which Mr. Schmertz is receiving severance beginning May 29, 2015 and continuing until December 31, 2016 at an annualized rate of $380,625 (one-half of Mr. Schmertz’s annual base salary for the 2015 Fiscal Year) payable at regular payroll intervals. In the 2015 Fiscal Year, prior to his resignation, Mr. Schmertz received a total of $246,291 in base salary under his employment agreement and, after his resignation, Mr. Schmertz received a total of $219,591 in severance payments pursuant to the resignation agreement and general release between Mr. Schmertz and the Company. All shares of Common Stock awarded to Mr. Schmertz under the 2006 Plan that were unvested on the date of Mr. Schmertz’s resignation were automatically forfeited pursuant to the award forfeiture provisions of the 2006 Plan.

Karla Frieders. On September 4, 2015, the Company entered into an employment agreement with Ms. Frieders, pursuant to which Ms. Frieders serves as Chief Merchandising Officer of the Company for a term commencing on September 4, 2015 and ending on February 29, 2017. The employment agreement provides for an annual base salary during the term of $440,000 and an annual performance-based bonus for each of the fiscal years ending December 31, 2015 and 2016 in an amount to be determined by the Company in its absolute discretion.

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In the event that Ms. Frieders’ employment is terminated due to Ms. Frieders’ “disability” (as defined in the agreement) or death, the Company is obligated to pay Ms. Frieders (or her estate) the amount of accrued and unpaid salary through the date of termination of employment. The Company may terminate Ms. Frieders’ employment for “cause” (as defined in the agreement) and, in such event, Ms. Frieders will be entitled only to accrued and unpaid salary through the date of termination of employment. In the event Ms. Frieders’ employment is terminated by the Company without cause, she would be entitled to receive payment of her annual base salary, payable at regular payroll intervals, from the date of termination of employment through the remainder of the term.

GRANTS OF PLAN-BASED AWARDS IN THE 2015 FISCAL YEAR

The following table sets forth information concerning awards under the Company’s equity and non-equity incentive plans granted to each of the Named Executive Officers in the 2015 Fiscal Year, including performance-based awards and those using time-based vesting. Following the table is a discussion of material factors related to the information disclosed in the table.

						All Other	All Other
						Stock	Option
						Awards:	Awards:		Grant Date
		Estimated future payouts under equity				Number of	Number of	Exercise or	Fair Value
		incentive plan awards				Shares of	Securities	Base Price	of Stock and
						Stock or	Underlying	of Option	Option
	Grant	Threshold	Target		Maximum	Units	Options	Awards	Awards
Name	Date	($)	($)		($)	(#)	(#)	($/Sh)	($)

Edward R. Rosenfeld	03/11/15	—	2,013,840	(1)	—	25,326	—	—	931,490
	12/31/15	—	—		—	75,000	—	—	2,295,000

Amelia Newton Varela	03/11/15	—	939,792	(1)	—	15,329			563,801

	n/a	—	0	(2)	—	—	—	—	—

Arvind Dharia	02/02/15	—	—		—	15,000	—	—	517,500
	03/11/15	—	939,792	(1)	—	5,506	—	—	202,511

Awadhesh Sinha	03/11/15	—	939,792	(1)	—	5,506	—	—	202,511
	n/a	—	0	(3)	—	—	—	—	—

Robert Schmertz	03/11/15	—	939,792	(1)	—	12,235	—	—	450,003
	03/17/15	—	—		—	20,000	—	—	762,800

Karla Frieders	03/02/15	—	939,792	(1)	—	20,758	—	—	745,835

(1) In the 2015 Fiscal Year, the Compensation Committee established a bonus pool for Named Executive Officers and other key executives of the Company based on 6% of net income of the Company achieved in the 2015 Fiscal Year and also fixed each executive’s maximum share of the 2015 bonus pool, which was 30% for Mr. Rosenfeld and 14% for each of the other Named Executive Officers. Since the bonus pool was established as a percentage of the Company’s 2015 Fiscal Year net income, it would not be possible to determine the amount of these potential bonuses until the completion of the Company’s 2015 Fiscal Year. Accordingly, the amount indicated is a representative payout amount and equals the maximum bonus the Named Executive Officer would have been eligible to receive from a bonus pool of $6,712,800, which equals 6% of the $111,880,000 in net income of the Company achieved in the fiscal year ended December 31, 2014. See the discussion of the 2015 bonus pool and the individual target awards of each of the Named Executive Officers appearing above in the “Annual Performance-Based Bonus - Based on Specific Performance Metrics” section of “Compensation Structure.” As disclosed therein, the Company paid these performance bonuses primarily in restricted shares of Common Stock granted on March 15, 2016 and, in addition, two of the Named Executive Officers received a cash bonus. Accordingly, Messrs. Dharia and Sinha each received a performance-based cash bonus of $112,500 and Messrs. Rosenfeld, Dharia and Sinha and Ms. Varela and Ms. Frieders received grants of 27,563, 3,101, 3,101, 13,782 and 5,513 restricted shares of Common Stock, respectively. In accordance with applicable SEC rules, these restricted stock awards will appear in the Summary Compensation Table to be included in our proxy statement for our 2017 Annual Meeting of Stockholders provided the restricted stock award recipient is a named executive officer in that proxy statement.

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(2) Under an employment agreement dated January 10, 2014 between the Company and Ms. Varela, Ms. Varela is entitled to receive a cash bonus under the Company’s 2006 Plan on or about March 15, 2016 in an amount equal to 2% of the increase, if any, in the Wholesale division EBIT for the 2015 Fiscal Year over the Wholesale division EBIT for the fiscal year ended December 31, 2014. Since it would not be possible to determine the amount of Ms. Varela’s cash bonus, if any, until the completion of the 2015 Fiscal Year, the amount indicated as the target bonus payout is a representative amount and based upon the actual decrease in the EBIT performance of the Company’s Wholesale division for the fiscal year ended December 31, 2014 from the EBIT performance of the Wholesale division for the fiscal year ended December 31, 2013. See the discussion of this grant to Ms. Varela appearing above in the “Annual Performance-Based Bonus - Based on Specific Performance Metrics” section of “Compensation Structure” and above under “Employment Arrangements.” As disclosed therein, this performance-based bonus was not achieved with respect to the 2015 Fiscal Year.

(3) Under an employment agreement dated January 10, 2014 between the Company and Mr. Sinha, Mr. Sinha is entitled to receive a cash bonus under the Company’s 2006 Plan on or about March 15, 2016 in an amount equal to 2% of the increase, if any, in the Company’s EBITDA for the 2015 Fiscal Year over the Company’s EBITDA for the immediately preceding fiscal year. The maximum annual bonus is $600,000, the first $300,000 of which is payable in cash and for any amount of the annual bonus in excess of $300,000 by a grant of restricted shares of the Company’s common stock, which restricted common stock will vest in three equal annual installments commencing on the first anniversary of the grant date. Since it would not be possible to determine the amount of Mr. Sinha’s bonus, if any, until the completion of the 2015 Fiscal Year, the amount indicated as the target bonus payout is a representative amount and based upon the actual decrease in the EBITDA performance of the Company for the fiscal year ended December 31, 2014 from the EBITDA performance of the Company for the fiscal year ended December 31, 2013. See the discussion of this grant to Mr. Sinha appearing above in the “Annual Performance-Based Bonus - Based on Specific Performance Metrics” section of “Compensation Structure” and above under “Employment Arrangements.” As disclosed therein, this performance-based bonus was not achieved with respect to the 2015 Fiscal Year.

Plan-Based Awards

2006 Stock Incentive Plan

As of March 10, 2006, the Board of Directors of the Company adopted the Company’s 2006 Stock Incentive Plan and, on May 26, 2006, the Company’s stockholders approved the adoption of the Company’s 2006 Stock Incentive Plan. The 2006 Stock Incentive Plan was amended in 2007 and 2008. On April 6, 2009, the Board of Directors adopted an Amended and Restated 2006 Stock Incentive Plan and, on May 22, 2009, the Company’s stockholders approved the Amended and Restated 2006 Stock Incentive Plan. On April 5, 2012, the Board of Directors approved an amendment of the Amended and Restated 2006 Stock Incentive Plan primarily to increase the number of shares of Common Stock available for issuance thereunder, subject to stockholder approval of such amendment. The amendment to the Amended and Restated 2006 Stock Incentive Plan was approved by the Company’s stockholders at the 2012 Annual Meeting of Stockholders on May 25, 2012.

The Company’s Amended and Restated 2006 Stock Incentive Plan is referred to as the “2006 Plan” throughout this Proxy Statement. The purpose of the 2006 Plan is to enhance the profitability and value of the Company for the benefit of its stockholders by enabling the Company to offer eligible employees, consultants and non-employee directors cash and stock-based incentives in the Company to attract, retain and reward such individuals and provide additional incentive for such persons to exert maximum efforts for the success of the Company by encouraging stock ownership in the Company. The 2006 Plan serves as a means to strengthen the mutuality of interests between such individuals and the Company’s stockholders.

The maximum number of shares of Common Stock available for issuance under the 2006 Plan is 23,466,000 shares. As of the Record Date, there were outstanding 4,200,428 unvested shares of restricted stock and options to purchase 1,653,644 shares of Common Stock; options had been exercised, or restricted stock had vested, with respect to 14,012,158 shares of Common Stock; and 3,599,770 shares of Common Stock remained available for grant under the 2006 Plan.

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OUTSTANDING EQUITY AWARDS AT END OF THE 2015 FISCAL YEAR

The following table sets forth information concerning unexercised stock options, restricted stock that has not vested and stock awards outstanding for each of the Named Executive Officers as of the end of the 2015 Fiscal Year. All awards that occurred prior to the three-for-two split of the Company’s Common Stock effectuated as a stock dividend on or about April 30, 2010, the three-for-two split of the Company’s Common Stock effectuated as a stock dividend on or about May 31, 2011 and the three-for-two split of the Company’s Common Stock effectuated as a stock dividend on or about October 1, 2013 have been adjusted to account for each such stock split, as applicable.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Edward R. Rosenfeld	225,000	—		—	5.5645	4/1/2016	208,138	(1)	6,289,930	—	—
										—	—

Amelia Newton Varela	63,283	—		—	5.5645	4/1/2016	43,309	(3)	1,308,797.98	—	—
	67,501	—		—	14.4578	4/1/2017	—		—	—	—
	168,750	—		—	16.9645	2/1/2018	—		—	—	—
	25,000	75,000	(2)	—	32.5900	2/3/2021

Arvind Dharia	—	—		—	—	—	22,130	(4)	668,769	—	—

Awadhesh Sinha	—	—		—	—	—	18,593	(5)	561,880	—	—

Robert Schmertz	—	—		—	—	—	0	(6)	0	—	—

Karla Frieders	33,750	—		—	5.5600	4/1/2016	34,643	(7)	1,046,911	—	—
	67,500	—		—	16.9600	2/1/2017	—		—	—	—
	30,000	30,000	(8)	—	28.1800	1/2/2020	—		—	—	—

(1) On March 14, 2012, Mr. Rosenfeld was awarded 30,000 shares of restricted Common Stock, which shares vest in five equal annual installments commencing on the first anniversary of the date awarded.  On January 2, 2013, Mr. Rosenfeld was awarded 150,000 shares of restricted Common Stock, which shares vest in five equal annual installments commencing on December 1, 2013 and on each December 1st thereafter.  On March 15, 2013, Mr. Rosenfeld was awarded 30,000 shares of restricted Common Stock, which shares vest in five equal annual installments commencing on the first anniversary of the date awarded.  On March 17, 2014, Mr. Rosenfeld was awarded 22,265 shares of restricted Common Stock, which shares vest in five substantially equal annual installments commencing on March 5, 2015.  On March 11, 2015, Mr. Rosenfeld was awarded 25,326 shares of restricted Common Stock, which shares vest in five substantially equal annual installments commencing on March 5, 2016.  On December 31, 2015, Mr. Rosenfeld was awarded 75,000 shares of restricted Common Stock, which shares vest in five equal annual installments commencing on December 31, 2016.

(2) On February 3, 2014, Ms. Varela was granted an option to purchase 100,000 shares of the Company’s Common Stock under the 2006 Plan, which option vests in four equal annual installments commencing on the first anniversary of the date of grant.

(3) On March 14, 2012, Ms. Varela was awarded 17,209 shares of restricted Common Stock, which shares vest in five substantially equal annual installments commencing on the first anniversary of the date awarded. On March 15, 2013, Ms. Varela was awarded 15,000 shares of restricted Common Stock, which shares vest in five equal annual installments commencing on the first anniversary of the date awarded. On March 17, 2014, Ms. Varela was awarded 15,118 shares of restricted Common Stock, which shares vest in five substantially equal annual installments commencing on March 5, 2015. On March 11, 2015, Ms. Varela was awarded 15,329 shares of restricted Common Stock, which shares vest in five substantially equal annual installments commencing on March 5, 2016.

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(4) On February 8, 2012, Mr. Dharia was awarded 15,000 shares of restricted Common Stock, which shares vest in three substantially equal annual installments commencing on the first anniversary of the date awarded.  On April 2, 2012, Mr. Dharia was awarded 7,500 shares of restricted Common Stock, which shares vest in five equal annual installments commencing on the first anniversary of the date awarded.  On February 2, 2015, Mr. Dharia was awarded 15,000 shares of restricted Common Stock, which shares vest in five equal annual installments commencing on the first anniversary of the date awarded. On March 11, 2015, Mr. Dharia was awarded 5,506 shares of restricted Common Stock, which shares vest in four substantially equal annual installments commencing on December 15, 2015.

(5) On March 14, 2012, Mr. Sinha was awarded 11,250 shares of restricted Common Stock, which shares vest in five equal annual installments commencing on the first anniversary of the date awarded.  On January 15, 2014, Mr. Sinha was awarded 29,886 shares of restricted Common Stock, which shares vest in three equal annual installments commencing on December 15, 2014.  On March 11, 2015, Mr. Sinha was awarded 5,506 shares of restricted Common Stock, which shares vest in four substantially equal annual installments commencing on December 15, 2015.

(6) On January 4, 2013, Mr. Schmertz was awarded 25,000 shares of restricted Common Stock, which shares vest in five substantially equal annual installments commencing on the first anniversary of the date awarded.  On March 15, 2013, Mr. Schmertz was awarded 16,564 shares of restricted Common Stock, which shares vest in five substantially equal annual installments commencing on the first anniversary of the date awarded.  On March 17, 2014, Mr. Schmertz was awarded 10,995 shares of restricted Common Stock, which shares vest in five substantially equal annual installments commencing on March 5, 2015.  On March 11, 2015, Mr. Schmertz was awarded 12,235 shares of restricted Common Stock, which shares vest in five equal annual installments commencing on March 5, 2016.  On March 20, 2015, Mr. Schmertz was awarded 20,000 shares of restricted Common Stock, which shares vest in three substantially equal annual installments commencing on the first anniversary of the date awarded. All restricted shares of Common Stock awarded to Mr. Schmertz that remained unvested as of the date of Mr. Schmertz’s resignation, which was effective June 4, 2015, were automatically forfeited pursuant to the award forfeiture provisions of the 2006 Plan.

(7) On March 2, 2015, Ms. Frieders was awarded 20,758 shares of restricted Common Stock, which shares vest in five substantially equal annual installments commencing on the first anniversary of the date awarded.

(8) On January 2, 2013, Ms. Frieders was granted an option to purchase 60,000 shares of the Company’s Common Stock under the 2006 Plan, which option vests in four equal annual installments commencing on the first anniversary of the date of grant.

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OPTION EXERCISES AND STOCK VESTED IN THE 2015 Fiscal Year

The following table sets forth information concerning stock options exercised and restricted stock vested during the 2015 Fiscal Year for each of the Named Executive Officers. The value realized from exercised options is deemed to be the market value of the Common Stock on the date of exercise, less the exercise price of the option, multiplied by the number of shares of Common Stock underlying the option. The value realized from the vesting of restricted stock is deemed to be the market value of the Common Stock on the date of vesting multiplied by the number of shares vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Edward R. Rosenfeld	157,500	5,290,650	57,703	1,972,082

Amelia Newton Varela	67,503	2,031,947	9,465	346,828

Arvind Dharia	—	—	18,902	686,758

Awadhesh Sinha	—	—	13,588	433,351

Robert Schmertz	—	—	14,731	515,761

Karla Frieders	33,753	1,115,537	5,179	175,531

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth information as of December 31, 2015 with respect to compensation plans (including individual compensation arrangements) under which shares of Common Stock are authorized for issuance, aggregated as follows:

•	All compensation plans previously approved by security holders; and
•	All compensation plans not previously approved by security holders.
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 EQUITY COMPENSATION PLAN INFORMATION

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#)
	(a)	(b)	(c)

Equity compensation plans approved by security holders	2,016,000	23.51	4,177,000

Equity compensation plans not approved by security holders	—	—	—

Total	2,016,000	23.51	4,177,000

Termination, Change in Control and Non-Competition/Non-Solicitation

The employment agreements for Ms. Varela and Messrs. Rosenfeld, Dharia and Sinha provide for a severance payment upon a termination of employment in connection with a change-in-control of the Company. The employment agreements of Messrs. Rosenfeld, Dharia and Sinha also provide for severance payment if the executive terminates his employment for good reason in connection with a change-in-control event. The change-in-control severance payments may result in the application of the “golden parachute” provisions of Section 280G of the Code and, to the extent Section 280G applies, the Company may not deduct from its taxable income the severance payments made to the Named Executive Officer. Moreover, Section 4999 of the Code would impose a 20% excise tax on the Named Executive Officer receiving the severance payment. In the case of Ms. Varela, these severance payments in connection with a change-in-control, however, are reduced if the severance payment, when added to any other benefits triggered by a change-of-control, is determined to constitute an “excess parachute payment” under Sections 280G and 4999 of the Code, to the maximum amount that is deductible to the Company under Section 280G of the Code. In the case of Messrs. Rosenfeld, Dharia and Sinha, the executive’s change-in-control severance payment will only be reduced to the maximum amount that is deductible to the Company under Section 280G of the Code if the reduction provides the Named Executive Officer with the best after-tax result; otherwise, the Named Executive Officer will receive the full amount of the severance payment and other benefits triggered by the change-in-control and be liable for the 20% excise tax on the excess parachute payment in addition to all other applicable taxes and, in such case, the deduction by the Company of the portion of the severance payment constituting an excess parachute payment will be disallowed.

The Company’s employment agreements with Ms. Varela and Messrs. Rosenfeld, Dharia and Sinha also provide for severance payments to the executive if the Company terminates the executive’s employment without cause, or, in the case of Mr. Rosenfeld and Mr. Sinha, if the Company gives him good reason to terminate employment.

Please see the section of this Proxy Statement captioned “Employment Arrangements” for a summary description of the Named Executive Officers’ employment agreements and such severance and change-in-control provisions. These benefits are described and quantified in the section of this Proxy Statement captioned “Potential Payments Upon Termination or Change-In-Control” below.

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The Company believes that the severance payments and payments made upon change-in-control provisions in the employment agreements provide appropriate protection to the Company’s executives, comparable to that available at peer companies, and, with regard to the enhanced severance following a change-in-control, protects the Company from losing key executives during a period when a change-in-control may be threatened or pending. These benefits are described and quantified in the section below captioned “Potential Payments Upon Termination or Change-In-Control.”

Ms. Varela and Ms. Frieders have each agreed to a non-compete and non-solicitation restriction through the expiration date of her employment agreements, December 31, 2016 and February 29, 2017, respectively, in the event of a voluntary termination or termination for cause. Messrs. Rosenfeld and Sinha have each agreed to a non-compete and non-solicitation restriction during the period of his employment and for a six-month period following the termination of his employment for cause or in the event of his resignation without good reason. Mr. Dharia does not have non-compete or non-solicitation provisions in his employment agreement.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

The Company’s employment agreements with the Named Executive Officers provide for payments to such individuals upon termination of employment or a change-in-control of the Company. Please see the section of this Proxy Statement captioned “Employment Arrangements.” The amounts set forth in the table below shall be payable to the respective Named Executive Officer if such Named Executive Officer’s employment is terminated under the various scenarios set forth below. Mr. Schmertz is not included in the table due to his resignation of employment, which was effective June 4, 2015.

NAME	CASH PAYMENT		CONTINUATION OF MEDICAL / WELFARE BENEFITS (PRESENT VALUE)		ACCELERATION AND CONTINUATION OF EQUITY AWARD		REDUCTION OF BENEFITS UPON A CHANGE-IN-CONTROL (1)	TOTAL TERMINATION BENEFITS
	($)		($)		($)		($)	($)
TERMINATION DUE TO DEATH
Edward R. Rosenfeld	800,000	(2)	17,477	(3)	—		—	817,477
Arvind Dharia	582,455	(4)	13,298	(3)	—		—	595,753
Awadhesh Sinha	661,500	(5)	13,298	(3)	—			674,798
Karla Frieders	—		—		—		—	—
Amelia Newton Varela	—		—		—		—	—

TERMINATION DUE TO TOTAL DISABILITY
Edward R. Rosenfeld	800,000	(2)	—		—		—	800,000
Amelia Newton Varela	—		—		—		—	—
Arvind Dharia	582,455	(4)	—		—		—	582,455
Awadhesh Sinha	661,500	(5)	—		—		—	661,500
Karla Frieders	—		—		—		—	—

TERMINATION FOR CAUSE; RESIGNATION WITHOUT GOOD REASON
Edward R. Rosenfeld	—		—		—		—	—
Amelia Newton Varela	—		—		—		—	—
Arvind Dharia	—		—		—		—	—
Awadhesh Sinha	—		—		—		—	—
Karla Frieders	—		—		—		—	—

TERMINATION OTHER THAN FOR CAUSE; RESIGNATION FOR GOOD REASON
Edward R. Rosenfeld	2,550,000	(6)	—		—		—	2,550,000
Amelia Newton Varela	600,000	(7)	—		—		—	600,000
Arvind Dharia	1,164,910	(8)	94,289	(9)	—		—	1,259,199
Awadhesh Sinha	661,500	(10)	—		—		—	661,500
Karla Frieders	513,333	(11)	—		—		—	513,333

TERMINATION UPON A CHANGE-IN-CONTROL
Edward R. Rosenfeld	11,403,701	(12)	—		6,289,930	(13)	(4,501,684)	13,191,947	(14)
Amelia Newton Varela	4,520,805	(15)	—		1,308,798	(13)	—	5,829,603
Arvind Dharia	4,618,818	(16)	—		668,769	(13)	—	5,287,587
Awadhesh Sinha	3,823,857	(17)	—		561,850	(13)	—	4,385,707
Karla Frieders	513,333	(18)	—		—		—	513,333

(1)	The employment agreement of Ms. Varela provides that severance payments in connection with a change-in-control are reduced if the severance payment, when added to any other benefits triggered by a change-of-control, is determined to constitute an “excess parachute payment” under Sections 280G and 4999 of the Code, to the maximum amount that is deductible to the Company under Section 280G of the Code. The employment agreements of Messrs. Rosenfeld, Dharia and Sinha indicate that the executive’s change-in-control severance payment will only be reduced to the maximum amount that is deductible to the Company under Section 280G of the Code if the reduction provides the Named Executive Officer with the best after-tax result; otherwise, the Named Executive Officer will receive the full amount of the severance payment and other benefits triggered by the change-in-control and be liable for the 20% excise tax on the excess parachute payment in addition to all other applicable taxes and, in such case, the deduction by the Company of the portion of the severance payment constituting an excess parachute payment will be disallowed.
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(2)	Consists of Mr. Rosenfeld’s 2016 base salary of $800,000, which would be paid at regular intervals.
(3)	Consists of medical benefits.
(4)	Consists of Mr. Dharia’s 2016 base salary of $582,455, which would be paid at regular intervals.
(5)	Consists of Mr. Sinha’s 2016 base salary of $661,500, which would be paid at regular intervals.
(6)	Consists of the base salary of $800,000 that would have been paid to Mr. Rosenfeld during the remainder of the term of his employment until the expiration of his employment agreement on December 31, 2016. Mr. Rosenfeld would receive these payments at regular intervals.
(7)	Consists of the base salary of $600,000 that would have been paid to Ms. Varela during the remainder of the term of her employment until the expiration of her employment agreement on December 31, 2016. Ms. Varela would receive these payments at regular intervals.
(8)	Consists of Mr. Dharia’s 2015 base salary of $582,455 multiplied by the number of years (and fraction of years) remaining in the term of his employment agreement, which expires on December 31, 2017. Mr. Dharia would receive 50% of this payment immediately and the remaining 50% would be paid to him one year later (i.e., on December 31, 2016).
(9)	Consists of one times the sum of Mr. Dharia’s life insurance payment ($80,991 per year) plus medical benefits ($13,298 per year).
(10)	Consists of the base salary of $661,500 for 2016 that would have been paid to Mr. Sinha during the remainder of the term of his employment until the expiration of his employment agreement on December 31, 2016. Mr. Sinha would receive these payments at regular intervals.
(11)	Consists of the base salary of $440,000 that would have been paid to Ms. Frieders during the remainder of the term of her employment until the expiration of her employment agreement on February 29, 2017. Ms. Frieders would receive these payments at regular intervals.
(12)	Consists of three times the average total compensation Mr. Rosenfeld actually received for the preceding three calendar years, except that in lieu of the actual base salary component received during such period, there has been substituted the annual base salary to which Mr. Rosenfeld was entitled as of the date of termination or resignation. Upon a change-in-control, payments (or portions thereof) to Mr. Rosenfeld determined to constitute an “excess parachute payment” may be reduced to the maximum amount that would be tax deductible by the Company pursuant to Sections 280G of the Code. Upon a hypothetical December 31, 2015 change-in-control, this amount would have been reduced by $4,501,684 to reflect the maximum amount that would be tax deductible by the Company pursuant to Section 280G of the Code. See the “Implications of Tax and Accounting Matters” section of “Compensation Discussion and Analysis” for a discussion of the applicability of Sections 280G and 4999 of the Code to change-in-control payments generally. See also the summary of Mr. Rosenfeld’s employment agreement under “Employment Arrangements.”
(13)	The amount disclosed represents the total value of the restricted stock and stock options which would have received accelerated vesting upon a hypothetical change in control on December 31, 2015.
(14)	The total amount does not include the amount deducted pursuant to Section 280G of the Code.
(15)	Consists of three times the average total compensation Ms. Varela actually received for the preceding three calendar years. Upon a change-in-control, payments (or portions thereof) to Ms. Varela determined to constitute an “excess parachute payment” may be subject to reduction to the maximum amount that would be tax deductible by the Company pursuant to Sections 280G of the Code. Upon a hypothetical December 31, 2015 change-in-control, no payments to Ms. Varela would have been subject to reduction. See the “Implications of Tax and Accounting Matters” section of “Compensation Discussion and Analysis” for a discussion of the applicability of Sections 280G and 4999 of the Code to change-in-control payments generally. See also the summary of Ms. Varela’s employment agreement under “Employment Arrangements.”
(16)	Consists of three times the total compensation Mr. Dharia actually received for the preceding twelve calendar months, except that in lieu of the actual base salary component received during such period, there has been substituted the annual base salary to which Mr. Dharia was entitled as of the date of termination or resignation. Upon a change-in-control, payments (or portions thereof) to Mr. Dharia determined to constitute an “excess parachute payment” may be subject to reduction to the maximum amount that would be tax deductible by the Company pursuant to Sections 280G of the Code. Upon a hypothetical December 31, 2015 change-in-control, no payments to Mr. Dharia would have been subject to reduction. See the “Implications of Tax and Accounting Matters” section of “Compensation Discussion and Analysis” for a discussion of the applicability of Sections 280G and 4999 of the Code to change-in-control payments generally. See also the summary of Mr. Dharia’s employment agreement under “Employment Arrangements.”
(17)	Consists of three times the sum of base compensation and certain benefits Mr. Sinha actually received for the preceding twelve calendar months, except that in lieu of the actual base salary component received during such period, there has been substituted the annual base salary to which Mr. Sinha was entitled as of the date of termination or resignation. Upon a change-in-control, payments (or portions thereof) to Mr. Sinha determined to constitute an “excess parachute payment” may be subject to reduction to the maximum amount that would be tax deductible by the Company pursuant to Sections 280G of the Code. Upon a hypothetical December 31, 2015 change-in-control, no payments to Mr. Sinha would have been subject to reduction. See the “Implications of Tax and Accounting Matters” section of “Compensation Discussion and Analysis” for a discussion of the applicability of Sections 280G and 4999 of the Code to change-in-control payments generally. See also the summary of Mr. Sinha’s employment agreement under “Employment Arrangements.”
(18)	Consists of the base salary of $440,000 that would have been paid to Ms. Frieders during the remainder of the term of her employment until the expiration of her employment agreement on February 29, 2017. Ms. Frieders would receive these payments at regular intervals.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee of the Company’s Board of Directors:

Peter Migliorini (Chairman)
Rose Peabody Lynch Thomas H. Schwartz Robert Smith
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PROPOSAL TWO:

RATIFICATION OF THE APPOINTMENT OF EISNERAMPER LLP AS THE COMPANY’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
FOR THE FISCAL YEAR ENDING DECEMBER 31, 2016

The Audit Committee has appointed EisnerAmper LLP as the Company’s independent registered public accounting firm to conduct the audit of the Company’s books and records for the fiscal year ending December 31, 2016. EisnerAmper LLP has served as the Company’s independent registered public accountants since 1995.

Before making its determination on appointment, the Audit Committee carefully considers the qualifications and competence of candidates for the independent registered public accountants. For EisnerAmper LLP, this has included a review of its performance in prior years, its independence and processes for maintaining independence, the results of the most recent internal quality control review or Public Company Accounting Oversight Board inspection, the key members of the audit engagement team, the firm’s approach to resolving significant accounting and auditing matters including consultation with the firm’s national office, as well as its reputation for integrity and competence in the fields of accounting and auditing. Although ratification by stockholders is not required by the Company’s organizational documents or any applicable law, the Audit Committee has determined that requesting ratification by stockholders of its appointment of EisnerAmper LLP as the Company’s independent registered public accountants is a matter of good corporate practice. If stockholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain EisnerAmper LLP, but may still retain the accounting firm. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interest of the Company and its stockholders.

Representatives of EisnerAmper LLP are expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement should they so desire.

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the Audit Committee’s selection of EisnerAmper LLP.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of EisnerAmper LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2016. Unless marked to the contrary, proxies received from stockholders will be voted in favor of ratifying the appointment of EisnerAmper LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2016.

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Independent Registered Public Accounting Firm’s Fees and Services

The aggregate fees billed to the Company by EisnerAmper LLP for professional services rendered for each of the past two years are set forth below:

	Year Ended December 31,
	2015	2014
Audit Fees (1)	$786,000	$797,000
Audit-Related Fees (2)	46,000	45,000
Tax Fees (3)	95,000	0
All Other Fees (4)		70,000

Total	$927,000	$912,000

(1)  Represents the aggregate fees billed for (a) the audit of the Company’s annual financial statements, (b) the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, (c) other statutory and regulatory filings or engagements and (d) the audit of the Company’s internal controls over financial reporting.

(2)  Represents the aggregate fees billed for audit-related fees related to assurance and related services. Includes, among others, the audit of the Company’s employee benefit plans and other accounting related consultations.

(3)  Represents the aggregate fees billed for tax compliance, tax advice and tax planning services. These professional services include assistance in the preparation of the Company’s various federal, state and local tax returns, tax consultation and various amendments.

(4)  Represents the aggregate fees billed with respect to the fiscal year ended December 31, 2014, for services rendered in connection with the Company’s acquisition of a business.

Audit Committee’s Pre-Approval Policies and Procedures

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accountants. In recognition of this responsibility, the Audit Committee has established a policy to review and pre-approve all audit and permissible non-audit services provided by the independent registered public accountants. These services may include audit services, audit-related services, tax services and other services.

Prior to engagement of the independent auditor for next year’s audit, the Audit Committee will pre-approve all auditing services and all permitted non-audit services (including the fees and terms thereof), except those excluded from requiring pre-approval based upon the de minimus exception set forth in Section 10A(i)(1)(B) of the Exchange Act.

The Audit Committee’s pre-approval policies and procedures are as follows: (a) prior to each fiscal year, the Audit Committee pre-approves a schedule of estimated fees for proposed non-prohibited audit and non-audit services, and (b) actual amounts paid are monitored by financial management of the Company and reported to the Audit Committee.

All work performed by EisnerAmper LLP as described above under the captions Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees has been approved or pre-approved by the Audit Committee pursuant to the provisions of the Audit Committee’s charter. The Audit Committee has considered and concluded that the provision of non-audit services is compatible with maintaining the independence of EisnerAmper LLP.

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AUDIT COMMITTEE REPORT

The Audit Committee reviewed the Company’s audited financial statements for the 2015 Fiscal Year and met with both management and representatives of EisnerAmper LLP, the Company’s independent registered public accountants, to discuss such audited financial statements. Management and the Company’s independent registered public accountants have represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee has received from and discussed with EisnerAmper LLP the written disclosures and the letter regarding EisnerAmper LLP’s communications with the Audit Committee concerning independence as required by applicable requirements of the Public Company Accounting Oversight Board, and discussed with EisnerAmper LLP the independence of EisnerAmper LLP. The Audit Committee also discussed with EisnerAmper LLP any matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. Based on these reviews and discussions, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the 2015 Fiscal Year.

Submitted by the Audit Committee of the Company’s Board of Directors:

Richard P. Randall (Chairman)
Rose Peabody Lynch Peter Migliorini
Ravi Sachdev
52

PROPOSAL THREE:

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

Section 14A of the Exchange Act, as created by Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), and the rules and regulations promulgated thereunder, require a publicly traded company to include a resolution in its proxy statement at least once every three years seeking stockholder approval, on an advisory or non-binding basis, of the compensation of the named executive officers as disclosed in such company’s proxy statement pursuant to the compensation rules of the SEC. At our 2011 Annual Meeting of Stockholders, the Company’s stockholders approved, on an advisory basis, the holding of an advisory vote to approve executive compensation (commonly known as a “say-on-pay” proposal) on an annual basis. Based on these results, the Board of Directors determined to hold its advisory vote to approve executive compensation annually until the next frequency vote, which is scheduled for the Company’s 2017 Annual Meeting of Stockholders. Accordingly, we are providing stockholders with a non-binding advisory vote on the compensation of our Named Executive Officers.

As described in more detail in the Compensation Discussion and Analysis section, which begins on page 24 of this Proxy Statement, the overall objective of the Company’s executive compensation programs and practices is to support delivery of sustained operating and financial performance results with the ultimate goal being to create and maximize value for our stockholders on a long-term basis. We believe that our executive compensation programs and practices serve the interests of our stockholders by enabling us to attract and retain an experienced and effective management team whose combined knowledge of our business and the footwear and accessories industries has proved extremely valuable in delivering results for our stockholders. The Compensation Committee and the Board of Directors believe that the Company’s compensation programs and practices as articulated in the Compensation Discussion and Analysis section of this Proxy Statement effectively implement our philosophy of aligning compensation to stockholder interests and that the compensation received by our Named Executive Officers in the 2015 Fiscal Year reflects and supports such philosophy and goal and is commensurate with the performance and strategic position of the Company. We will continue to review and modify our executive compensation programs to address evolving best practices and changing regulatory requirements.

We encourage stockholders to read the Compensation Discussion and Analysis section of this Proxy Statement, as well as the Summary Compensation Table and other related compensation tables and narrative disclosure contained in this Proxy Statement, all of which describe and explain in detail the compensation of our Named Executive Officers in the 2015 Fiscal Year.

The following resolution is submitted for stockholder approval:

“RESOLVED, that the stockholders of Steven Madden, Ltd. (the ‘Company’) approve, on a non-binding advisory basis, the compensation paid to the Named Executive Officers of the Company as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the executive compensation as described in the section captioned ‘Compensation Discussion and Analysis,’ the Summary Compensation Table and related tabular disclosure and narrative discussion regarding compensation of Named Executive Officers under the caption ‘Executive Compensation’ contained in the Company’s Proxy Statement dated April 8, 2016.”

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the compensation programs and practices described in this Proxy Statement. While this advisory vote on executive compensation, commonly referred to as a “say-on-pay” advisory vote, is required by Section 14A of the Exchange Act, it is not binding on our Board of Directors and may not be construed as overruling any decision by the Board of Directors or the Compensation Committee.  However, we value the opinions of our stockholders. To the extent there is a significant vote against the compensation of the Named Executive Officers as disclosed in this Proxy Statement, the Board of Directors and the Compensation Committee will consider the outcome of the vote when considering future compensation arrangements and evaluate whether any actions are necessary to address the stockholders’ concerns.

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Required Vote

Approval of this resolution requires the affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote “FOR” the resolution approving the overall compensation of the Named Executive Officers for the 2015 Fiscal Year.

OTHER MATTERS

At the date of this Proxy Statement, the Company has no knowledge of any business other than that described above that will be presented at the Annual Meeting. If any other business should properly come before the Annual Meeting in connection therewith, it is intended that the persons named in the accompanying proxy will have discretionary authority to vote the shares which they represent.

A copy of the applicable provisions of the Company’s By-Laws may be obtained by any stockholder, without charge, upon written request to the Secretary of the Company at the address set forth above.

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD PROMPTLY. ALTERNATIVELY, YOU MAY VOTE YOUR SHARES BY TELEPHONE OR THROUGH THE INTERNET AS DESCRIBED ON THE ACCOMPANYING PROXY CARD. YOUR VOTE IS IMPORTANT. IF YOU ARE A STOCKHOLDER OF RECORD AND ATTEND THE ANNUAL MEETING AND WISH TO VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY AT ANY TIME PRIOR TO THE VOTE.

STEVEN MADDEN, LTD.
April 8, 2016
By:
Arvind Dharia
Secretary
54

STEVEN MADDEN, LTD. ATTN: ARVIND DHARIA 52-16 BARNETT AVENUE LONG ISLAND CITY, NY 11104

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote
FOR the following:			☐	☐	☐
1.	Election of Directors

Nominees

01 06	Edward R. Rosenfeld 02 Rose Peabody Lynch 03 Peter Migliorini 04 Richard P. Randall 05 Ravi Sachdev Thomas H. Schwartz 07 Robert Smith 08 Amelia Newton Varela

The Board of Directors recommends you vote FOR proposals 2 and 3.								For	Against	Abstain

2.	TO RATIFY THE APPOINTMENT OF EISNERAMPER LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2016.							☐	☐	☐

3.	TO APPROVE, BY NON-BINDING ADVISORY VOTE, THE EXECUTIVE COMPENSATION DESCRIBED IN THE STEVEN MADDEN, LTD PROXY STATEMENT.							☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly be presented at the meeting or any adjournments or postponements thereof.

			Yes	No
Please indicate if you plan to attend this meeting			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

0000285339_1        R1.0.1.25

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report with 10-K is/are available at www.proxyvote.com.

STEVEN MADDEN, LTD.
THIS PROXY IS BEING SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS

PLEASE CLEARLY INDICATE A RESPONSE BY CHECKING ONE OF THE BOXES NEXT TO EACH OF THE PROPOSALS

The undersigned stockholder(s) of Steven Madden, Ltd. (the “Company”) hereby appoint(s) Edward R. Rosenfeld and Arvind Dharia, and each of them, as attorneys and proxies, each with power of substitution and revocation, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at the Company’s showroom located at 1370 Avenue of the Americas, 14th Floor, New York, New York at 10:00 a.m., local time, on May 27, 2016 and at any adjournments or postponements thereof, with authority to vote all shares of Common Stock of the Company held or owned by the undersigned on April 1, 2016, in accordance with the directions indicated herein.

THIS PROXY WILL BE VOTED AS SPECIFIED HEREIN; UNLESS OTHERWISE INDICATED, THIS PROXY WILL BE VOTED (1) FOR THE ELECTION OF THE EIGHT(8) NOMINEES NAMED IN ITEM 1, (2) FOR THE RATIFICATION OF THE APPOINTMENT OF EISNERAMPER LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR 2016 AND (3) FOR THE APPROVAL OF THE EXECUTIVE COMPENSATION DESCRIBED IN THE COMPANY’S PROXY STATEMENT. THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXIES ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

Continued and to be signed on reverse side

0000285339_2       R1.0.1.25